Enterra Energy Trust

Revised Annual Information Form

For the year ended December 31, 2005

June 26, 2006

TABLE OF CONTENTS

Glossary

Abbreviations, Conventions and Conversions

Abbreviations

Conventions

Conversions

Exchange Rate Information

Note Regarding Forward Looking Statements

Structure of Enterra Energy Trust

Enterra Energy Trust

Enterra Energy Commercial Trust

Enterra Energy Corp.

Enterra Production Partnership

Rocky Mountain Acquisition Corp.

Organizational Chart

General Developments of Enterra Energy Trust

Historical Overview

Operational Information

Overview

Personnel

Risk Management

Credit Risk

Foreign Exchange Risk

Commodity price risk

Interest Rate Risk

Summary of Risk Sensitivities

Revenue Sources

Statement of Reserves Data and Other Oil and Gas Information

Disclosure of Reserves Data

Oil and Natural Gas Reserves and Net Present Value of Future Net Revenue

Reserves Data – Constant Prices and Costs

Reserves Data – Forecast Prices and Costs

Undeveloped Reserves

Significant Factors or Uncertainties Affecting Reserves Data

Future Development Costs

Common Infrastructure Costs

Oil and Gas Properties

Oil and Gas Wells

Land Holdings

Abandonment and Reclamation Costs

Tax Horizon

Costs Incurred

Exploration and Development Activities

Production Volume by Field

Production Estimates

Quarterly Data

Additional Information respecting Enterra Energy Trust

The Trust Indenture

Trust Units and Other Securities

Trust Units

Income Streams

Unitholder Limited Liability

Issuance of Trust Units

Trustee

Delegation of Authority, Administration and Trust Governance

Liability of The Trustee

Special Voting Rights

Redemption Right

Meetings of Unitholders

Exercise of Voting Rights

Amendments to the Trust Indenture

Takeover Bid

Termination of the Trust

Reporting to Unitholders

Additional Information of Enterra Energy

Directors and Officers

Description of Securities

Voting and Exchange Trust Agreement

Support Agreement

General

Risk Factors

Distributions to Unitholders

Market for Securities

Trading Price and Volume

Prior Sales of Non-Listed Securities

Legal Proceedings

Interest of Management and Others in Material Transactions

Transfer Agent and Registrar

Material Contracts

Interests of Experts

Audit Committee

General

Mandate of the Audit Committee

Relevant Education and Experience of Audit Committee Members

Audit Committee Oversight

Additional Information

Appendix "A" -  Audit Committee Charter

Organization

Statement of Policy

Responsibilities

Appendix "B-1" –  Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor

Appendix "B-2" –  Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor

Appendix "C" –  Report of Management and Directors on Reserve Data and Other Information

Appendix "D" – Cease Trade Orders, Bankruptcies, Penalties or Sanctions

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Glossary

The following are defined terms used in this annual information form:

"2nd Amended and Restated Agreement of Business Principles" means the Amended and Restated Agreement of Business Principles among the Trust, JED and JMG, dated effective September 1, 2003 as between the Trust and JED and August 1, 2004 as among the Trust, JED and JMG;

"Board of Directors" means the board of directors of Enterra Energy Corp.;

"CT Notes" means the unsecured promissory notes issued by EECT to the Trust;

"EEC Exchangeable Shares" means exchangeable shares issued by Enterra Energy, which may be exchanged for Trust Units;

"EECT" means Enterra Energy Commercial Trust, an unincorporated trust governed by the laws of Alberta and a wholly owned subsidiary of the Trust;

"EECT Units" means trust units of EECT;

"Enterra", "we", "us", "our", or "Trust" means Enterra Energy Trust and where the context requires includes the Trust and all of the Trust Subsidiaries as a consolidated entity;

"Enterra Arrangement" means the plan of arrangement completed on November 25, 2003 involving the Trust, EECT, Old Enterra and its subsidiaries, and Enterra Acquisition Corp.;

"Enterra Debt" means the notes and any other indebtedness of the Operating Subsidiaries to the Trust from time to time;

"Enterra Energy" or " EEC" means Enterra Energy Corp., a corporation incorporated under the laws of Alberta and a wholly owned subsidiary of Enterra or the Trust, and administrator of the Trust pursuant to an administration agreement between the Trust and Enterra Energy dated November 25, 2003;

"Exchangeco" means Enterra Exchangeco Ltd., a corporation incorporated under the laws of Alberta and a wholly owned subsidiary of EECT; "Enterra US Acqco" means Enterra US Acquisitions Inc, a corporation organized under the laws of the state of Washington and an indirect subsidiary of the Trust;

"EPP" means the Enterra Production Partnership, a partnership organized pursuant to the laws of Alberta;

"Exchangeable Shares" means exchangeable shares issued by Trust Subsidiaries and include where the context requires the EEC Exchangeable Shares, RMAC Exchangeable Shares and RMG Exchangeable Shares;

"GAAP" means generally accepted accounting and principles in Canada;

"High Point" means High Point Resources Inc.;

"High Point Arrangement" means the plan of arrangement completed on August 17, 2005 involving High Point Resources Inc. and its subsidiaries, Enterra Energy II Partner Corp., RMAC and the shareholders of High Point Resources Inc.;

"High Point Voting and Exchange Trust Agreement" means the voting and exchange trust agreement entered into on August 17, 2005 between the Trust, EECT, RMAC, Enterra Exchangeco Ltd. and Olympia Trust Company;

"JED" means JED Oil Inc., a corporation incorporated under the laws of Alberta;

"JMG" means JMG Exploration, Inc., a corporation incorporated under the laws of Nevada;

"Joint Services Agreement" means the agreement entered into between the Trust and JED, and the Trust and JMG on January 1, 2006 to replace the terminated Technical Services Agreement;

"McDaniel" means McDaniel & Associates Consultants Ltd., independent petroleum engineering consultants;

"McDaniel Report" means the independent engineering evaluation of certain oil, NGL and natural gas interests of the Trust prepared by McDaniel dated February 13, 2006 and effective December 31, 2005;

"Non-Resident" means (a) a person who is not a resident of Canada for the purposes of the Tax Act and any applicable income tax convention; or (b) a partnership that is not a Canadian partnership for the purposes of the Tax Act;

"Old Enterra" means Enterra Energy Corp. prior to the Enterra Arrangement;

"Operating Subsidiaries" means collectively, the direct and indirect subsidiaries of  the Trust that own and operates assets for the benefit of the Trust (with the material Operating Subsidiaries being Enterra Energy, EPP, RMAC, and Enterra US Acqco);

"RMAC Exchangeable Shares" means exchangeable shares issued by RMAC, which may be exchanged for Trust Units;

"RMEC" means the Rocky Mountain Energy Corp., a corporation created by amalgamation under the laws of Alberta;

"RMG Acquisition" means the completion of the acquisition of Rocky Mountain Gas, Inc. ("RMG") on June 1, 2005;

"RMG Exchangeable Shares" means exchangeable shares issued by Enterra US Acquisitions Inc., which may be exchanged for Trust Units;

"Series Notes" means interest bearing subordinated promissory notes issued by certain Operating Subsidiaries and currently held by the Trust;

"Special Resolution" means a resolution passed as a special resolution at a meeting of holders of Trust Units and holders of Special Voting Rights (including an adjourned meeting) duly convened for the purpose and passed by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units and Special Voting Rights represented at the meeting;

"Sproule" means Sproule Associates Inc., independent petroleum engineering consultants;

"Sproule Report" means the independent engineering evaluation by Sproule of certain oil, NGL and natural gas interests of RMG effective December 31, 2005;

"Special Voting Right" means the special voting right of the Trust issued by the Trust to and deposited with the Trustee, which, entities the holders of the EEC Exchangeable Shares to a number of votes at meetings of the Trust Unitholders as determined in the Voting and Exchange Trust Agreement;

"Support Agreement" means that certain support agreement made between the Trust and EEC;

"Tax Act" means the Income Tax Act (Canada) and the Regulations thereunder, as amended from time to time;

"Technical Services Agreement" means the Technical Services Agreement dated effective January 1, 2004, between Enterra and JED;

"Trust" means Enterra Energy Trust;

"Trust Indenture" means the amended and restated trust indenture dated November 25, 2003 among Olympia Trust Company, as trustee, Luc Chartrand as settler, and Enterra Energy, as may be amended, supplemented, and restated from time to time;

"Trust Subsidiaries" means the Operating Subsidiaries, EECT, and any other subsidiaries of the Trust;

"Trust Units" means units of the Trust;

"Trustee" means the trustee of Enterra, presently Olympia Trust Company;

"Unitholders" mean holders from time to time of the Trust Units;

"U.S. Person" means a U.S. person as defined in Rule 902(k) under Regulation S, including, but not limited to, any natural person resident in the United States;

"U.S. Unitholder" means any Unitholder who is either in the United States or a U.S. Person;

"Voting and Exchange Trust Agreement" means the voting and exchange trust agreement entered into between the Trust and EEC, and Olympia Trust Company; and

"Voting and Exchange Trust Agreement Trustee" means Olympia Trust Company, the initial trustee under the Voting and Exchange Trust Agreement, or such other trustee from time to time appointed thereunder.

Abbreviations, Conventions and Conversions

Abbreviations

Bbl	barrel	Mcf	thousand cubic feet
Bbls	barrels	Mmcf	million cubic feet
Mbbl	thousand barrels	Bcf	billion cubic feet
bbl/d	barrels per day	mcf/d	thousand cubic feet per day
NGLs	natural gas liquids	mmcf/d	million cubic feet per day
GJ	gigajoule	MMBTU	million British Thermal Units
GJ/d	gigajoule per day

AECO-C	Intra-Alberta Nova Inventory Transfer Price (NIT net price)
API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28°API or higher is generally referred to as light crude oil
ARTC	Alberta Royalty Tax Credit
BOE

barrel of oil equivalent of natural gas and crude oil (Disclosure provided herein  in respect to BOE may be misleading, particularly if used in isolation.  A BOE conversion ratio of 6 mcf:1 bbl is based on an energy equivalent conversion method primarily applicable at the burner tip and does not represent a value equivalent at the wellhead.)

BOE/d	barrel of oil equivalent per day
M3	cubic metres
Mboe	1,000 barrels of oil equivalent
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for crude oil of standard grade
MW/h	Megawatts per hour

Conventions

Unless otherwise indicated, all dollar amounts are in Canadian dollars and references herein to "$" or "dollars" are to Canadian dollars.

The information set out in this annual information form is stated as at December 31, 2005 unless otherwise indicated.  Capitalized terms used but not defined in the text are defined in the Glossary.

Conversions

The following table sets forth certain standard conversions from Standard Imperial Units to the International System of Units (or metric units):

To Convert from	To	Multiply by
Mcf	Cubic metres	28.174
Cubic metres	Cubic feet	35.494
Bbls	Cubic metres	0.159
Cubic metres	Bbls oil	6.290
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.4047
Hectares	Acres	2.471

Exchange Rate Information

Except where otherwise indicated, all dollar amounts in this Annual Information Form are stated in Canadian dollars.  The following table sets forth the US/Canada exchange rates on the last trading day of the years indicated as well as the high, low and average rates for such years.  The high, low and average exchange rates for each year were identified or calculated from spot rates in effect on each trading day during the relevant year.  The exchange rates shown are expressed as the umber of US dollars required to purchase one Canadian dollar.  These exchange rates are based on those published on the Bank of Canada's website as being in effect at approximately noon on each trading day (the "Bank of Canada noon rate").

	Year Ended December 31
	2005	2004	2003
Year End	0.8577	0.8308	0.7738
High	0.86090	0.8493	0.7738
Low	0.7872	0.7159	0.6350
Average	0.8258	0.7697	0.7156

Note Regarding Forward Looking Statements

Certain statements contained in this annual information form and in documents incorporated by reference constitute forward-looking statements.  The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward looking statements.  Management believes the expectations reflected in those forward looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward looking statements included herein should not be unduly relied upon.  These statements speak only as of the date hereof.

In particular, this annual information form contains forward-looking statements pertaining to the following:

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oil and natural gas production levels;

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capital expenditure programs;

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the quantity of the oil and natural gas reserves;

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projections of commodity prices and costs;

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supply and demand for oil and natural gas;

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expectations regarding the ability to raise capital and to continually add to reserves through acquisitions and development; and

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treatment under governmental regulatory regimes.

The actual results could differ materially from those anticipated in these forward looking statements as a result of the risk factors set forth below and elsewhere in this annual information from:

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volatility in market prices for oil and natural gas;

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liabilities inherent in oil and natural gas operations;

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uncertainties associated with estimating oil and natural gas reserves;

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competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel;

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incorrect assessments of the value of acquisitions;

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geological, technical, drilling and processing problems;

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fluctuations in foreign exchange or interest rates and stock market volatility;

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failure to realize the anticipated benefits of acquisitions; and

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the other factors discussed under "Risk Factors".

These factors should not be construed as exhaustive.  We do not undertake any obligation to publicly update or revise any forward-looking statements beyond what is required by applicable securities legislation.

Structure of Enterra Energy Trust

Enterra Energy Trust

Enterra is an oil and natural gas income trust established under the laws of the province of Alberta and pursuant to the Trust Indenture created as of November 25, 2003.  Enterra's assets consist of the securities of the Trust Subsidiaries and indirect interests in crude oil and natural gas properties through its Operating Subsidiaries. The Trust's principal and head office is located at Suite 2600, 500 – 4th Avenue S.W., Calgary, Alberta, Canada  T2P 2V6.  The Trustee's head office is located at Suite 2300, 125 – 9th Avenue S.E., Calgary, Alberta, Canada  T2G 0P6.  Enterra's focus is to improve the quality of assets that underwrite the Unitholders' value and future distributions.  The Trust pays monthly cash distributions on the 15th day of each month to Unitholders of record on the immediately preceding distribution record date.  The business strategy is to maintain and enhance our oil and natural gas reserves to provide long-term sustainable cash distributions to Unitholders.

Enterra Energy Commercial Trust

EECT is an unincorporated commercial trust established by the laws of the province of Alberta.  All of the issued and outstanding EECT Units are owned by the Trust.  EECT, directly or indirectly, holds all of the outstanding shares and interests of the Operating Subsidiaries.

Enterra Energy Corp.

EEC is a corporation formed under the laws of the province of Alberta.  EEC is one of the Operating Subsidiaries and was formed as a result of the completion of Enterra Arrangement.  Pursuant to the Enterra Arrangement, former holders of common shares of Old Enterra received two trust units of the Trust or two EEC exchangeable shares, in accordance with the elections made by such holders, and Old Enterra became a wholly-owned subsidiary of the Trust.  Old Enterra was subsequently amalgamated with Enterra Acquisition Corp., Big Horn Resources Ltd. and Enterra Sask. Ltd. to form EEC.  At the same time, EEC became the administrator of the Trust pursuant to an administration agreement between the Trust and EEC.

Enterra Production Partnership

EPP was formed as a general partnership under the laws of the province of Alberta on August 16, 2001.  The partners of the Partnership are EEC and Enterra Energy Partner Corp.  EEC manages the operations of EPP.

Rocky Mountain Acquisition Corp.

RMAC is a corporation formed under the laws of Alberta.  Some of the crude oil and natural gas properties and related assets in which the Trust has an indirect interest are held, directly or indirectly, through RMAC.  As at January 1, 2006, High Point and its subsidiaries were amalgamated into RMAC.  The amalgamated entity changed its name to Enterra Production Corp.  See "General Developments of Enterra Energy Trust – Acquisition of High Point Resources Inc.".

Organizational Chart

The following chart illustrates the organization and structure of Enterra as at December 31, 2005:

General Developments of Enterra Energy Trust

Historical Overview

History of Old Enterra Prior to the Enterra Arrangement

Old Enterra (formerly, Westlinks Resources Ltd.) was organized on June 30, 1998 by the statutory amalgamation of Temba Resources Ltd. and PTR Resources Ltd. pursuant to the provisions of the Business Corporations Act (Alberta). Temba Resources Ltd. was incorporated in Alberta on July 31, 1996. Immediately prior to the amalgamation, which created Old Enterra, Temba Resources Ltd., amalgamated with its wholly owned subsidiary, Rainee Resources Ltd.  PTR Resources Ltd. was incorporated in Alberta on September 18, 1992 as 542275 Alberta Ltd., changed its name to Ablevest Holdings Ltd. on June 14, 1993, and to PTR Resources Ltd. on December 1, 1997.

The Enterra Arrangement

The Enterra Arrangement received the approval of 99.37% of the votes cast by shareholders at a special meeting held on November 24, 2003 as well as the approval of the Court of Queen's Bench of Alberta on November 24, 2003 and became effective on November 25, 2003.  Pursuant to the Enterra Arrangement, the outstanding common shares of Old Enterra were exchanged by the shareholders thereof for an aggregate of 18,951,556 Trust Units.  In addition, as part of the Enterra Arrangement, Enterra Energy issued an aggregate of 2,000,000 EEC Exchangeable Shares to former holders of Old Enterra common shares in accordance with elections made by such holders under the Enterra Arrangement.  Each EEC Exchangeable Share may be exchanged into Trust Units at any time.

The Trust Units commenced trading on the NASDAQ National Market System under the symbol "EENC" and the Toronto Stock Exchange ("TSX") under the symbol "ENT.UN" on November 28, 2003.

2004 Acquisition of assets

On January 30, 2004 the Trust completed the acquisition, from an unrelated oil and gas company, of properties in central Alberta. The purchase price, after final adjustments was $19.6 million. Upon closing, the acquisition added 1,800 BOE/d of net production, consisting of 1,600 bbl/d of oil and 1,200 mcf/d of gas along with 22,166 gross acres of undeveloped land.

Acquisition of Rocky Mountain Energy Corp.

On September 29, 2004 the Trust, through its subsidiary RMAC, completed the acquisition of RMEC by way of a plan of arrangement whereby RMAC acquired all the issued and outstanding common shares of RMEC.  The transaction was valued at approximately  $50.3 million.  RMEC shareholders received approximately 86% of the consideration in the form of Trust Units and RMAC Exchangeable Shares and 14% in cash.  The Trust and RMAC issued 1,946,576 Trust Units and 341,882 RMAC Exchangeable Shares, respectively.  The acquisition of RMEC added approximately 1,000 BOE/d of production to Enterra together with the potential to drill over 22 additional wells.

2005 Acquisition of assets

On January 26, 2005, the Trust acquired certain oil and natural gas properties in east central Alberta for consideration of $12.1 million.

Acquisition of Rocky Mountain Gas, Inc.

On June 1, 2005, the Trust acquired 100% of the issued and outstanding shares of RMG, an entity with natural gas properties in Montana and Wyoming.  RMG provides the Trust with future cash potential through the exploitation of coal bed methane on its undeveloped land as well as its currently producing assets.  Results from operations of RMG subsequent to June 1, 2005 are included in the Trust's consolidated financial statements.  The transaction was valued at approximately $24.0 million.  The transaction was financed with 736,842 RMG Exchangeable Shares valued at $16.7 million, 275,474 Trust Units valued at $6.3 million and cash of $1.0 million.

Acquisition of High Point Resources Inc.

On August 17, 2005 the Trust completed the acquisition of 100% of the common shares of High Point through its subsidiary, RMAC, in exchange for 7,490,898 Trust Units and 1,407,177 RMAC Exchangeable Shares.  High Point's oil and natural gas properties are predominantly in Alberta and British Columbia.  The acquisition was completed to increase Enterra 's natural gas portfolio, provide strong cash flows and significant tax pools.  For further information on this acquisition, see the following, each of which is available on SEDAR at www.sedar.com and is incorporated herein by reference:

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the audited consolidated financial statements of High Point as at and for the financial years ended December 31, 2004 and 2003 (including comparative year ended December 31, 2002), together with the notes thereto and the auditors' reports thereon;

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the unaudited consolidated financial statements of High Point as at and for the six months ended June 30, 2005 (including the comparative financial statements contained therein) together with the notes thereto respecting such time period;

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the statement of reserves data and other oil and gas information of High Point presented on pages 11 to 28 of High Point's renewal annual information form dated March 21, 2005 for the year ended December 31, 2004;

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the recent developments disclosure of High Point presented on pages 50 to 54 of High Point's information circular and proxy statement dated July 18, 2005 relating to the special meeting of shareholders held on August 16, 2005; and

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the material change report of the Trust dated August 24, 2005 with respect to the completion of acquisition of High Point.

2006 Acquisition of assets - Oklahoma

During the first quarter of 2006, the Trust acquired approximately 5,000 BOE/d of producing assets located in Oklahoma.  The Trust expects to complete a final closing for additional working interests in the properties representing approximately 1,300 BOE/day.  The assets consist of approximately 80% natural gas and 20% light oil and include over 53,000 net acres of land of which over 25,000 net acres are undeveloped.

The purchase price of USD$221.0 million was paid for through the issuance of 5,178,792 Trust Units valued at USD$91.7 million, cash of USD$102.3 million and USD$27.0 million of assumed debts.  Certain post closing purchase price adjustment provisions remain in place, based on production rates achieved from the assets through September 19, 2006.  The purchase price on the final closing of the additional working interests will be paid with a combination of units and cash.

The current and anticipated production from these assets is from the Hunton Group carbonate formations, and is derived through a de-pressuring of the formation via water production followed by hydrocarbon production.  The Hunton is exploited at depths of approximately 1,500 metres using long, multi-leg horizontal wells.  The Trust will operate all of its production, gathering and water disposal facilities.  A staff of approximately thirty will join the Trust when the final transactions are complete.

Enterra has announced a farm out agreement with Petroflow Energy Ltd. to exploit the undeveloped Hunton prospects aggressively in 2006.

All the developed and undeveloped lands are overlain by the Woodford Shale, which is speculated to be a prospective shale gas target similar to the Barnett Shale in Texas.  Enterra's long term plans include testing of this concept.  For further information of this acquisition, see the Trust's amended and restated material change report dated February 28, 2006, which is available on SEDAR at www.sedar.com and is incorporated herein by reference.

Equity offerings

On January 16, 2004 Enterra entered into a financing agreement whereby it agreed to issue 1,650,000 Trust Units at a price of US$10.00 per unit for gross proceeds of US$16.5 million.  The funds received from this financing were applied to pay down debt and for general corporate purposes.  The financing closed on June 29, 2004.

On February 20, 2004 Enterra completed a private placement of 1,049,400 Trust Units at a price of US$11.25 per unit for gross proceeds of US$11.8 million (US$10.3 million net of financing costs).  Funds received were applied to repay debt.

On March 4, 2005 Enterra completed a private placement of 500,000 Trust Units at a price of US$19.00 for gross proceeds of US$9.5 million.  The funds received from this financing were applied to pay down debt and for general corporate purposes.

On April 22, 2005, Enterra entered into an equity line of credit arrangement with Kingsbridge Capital Limited whereby they has committed to purchase up to US$100.0 million of Trust Units in various draw downs at the option of the Trust.  As at December 31, 2005, the Trust had issued 689,087 Trust Units for proceeds of Cdn$15.8 million.

On December 20, 2005 the Trust filed a Prospectus Supplement for the issuance of up to 950,000 Trust Units at US$16.00 per unit.  The issuances under the Prospectus Supplement had to be completed by January 13, 2006.  The Trust issued 882,500 Trust Units under this supplement.

Operational Information

Overview

The Trust's operation strategy is to improve the quality of assets that underwrite the Unitholders' value and future distributions. The acquisition of High Point in August 2005 was the first significant step along this path.  Rigorous processes have been and are being established to ensure strict cost accountability and regulatory compliance in all aspects of the business.  These significant changes are ongoing in 2006.

The Trust's business strategy is to maintain and enhance our oil and natural gas reserves to provide long-term sustainable cash distributions to Unitholders.  The Trust uses a three-pronged strategy to achieve its goals through acquisition of producing properties with extensive potential for additional development upside, the use of strategic farm outs to develop these properties, and the pre-agreed acquisition from the farmee of the production resulting from these farm outs.  Acquisitions are financed with cash flow, equity and with debt, the optimal mix being one that provides for the strongest balance sheet, and hence the maximum accretion of value to the Unitholders.  The Trust's ability to replace and grow quality reserves using these strategies is a key success factor in our business outcomes.

The Trust also looks over time to improve the efficiency of its portfolio via a focus on higher quality products such as light oil and natural gas, and through the rationalization of assets with higher operating costs.    Future growth will be financed with a combination of retained cash flow from operating activities, drawing from our credit facilities, and the issuance of Trust Units. The level of distribution to Unitholders will fluctuate depending on a number of factors, including future commodity prices and operating results. The portion of cash not distributed to Unitholders will be used for maintenance of capital or reduction of bank debt.

Personnel

At December 31, 2005, Enterra employed 24 office employees and 33 field operations employees for a total of 57 employees.

Risk Management

We are exposed to all of the normal risks inherent within the oil and gas sector, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We manage our operations in a manner intended to minimize our exposure to such risks.

Credit Risk

Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner.  A substantial portion of Enterra's accounts receivable is with customers in the energy industry and is subject to normal industry credit risk.  The Trust assesses the financial strength of its customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

Foreign Exchange Risk

Enterra is exposed to market risk from changes in the exchange rate between U.S. and Canadian dollars.  The price we receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide.  Monthly distributions are also based on a value expressed in U.S. dollars.  However, significant operating expenses, drilling expenses and general overhead expenses are incurred in Canadian dollars.  Changes to the exchange rate between U.S. and Canadian dollars can adversely affect the Trust.  When the value of the U.S. dollar increases, the Trust receives higher revenue and when the value of the U.S. dollar declines, the Trust receives lower revenue on the same amount of production sold at the same prices.  Based on results of 2005, a change of $0.01 in the U.S. to Cdn dollar in 2006 would impact the Trust's earnings by approximately $1.9 million and our cash provided by operating activities by $1.2 million.

Commodity price risk

The financial condition, results of operations and capital resources of Enterra are highly dependent upon the prevailing market prices of oil and natural gas.  These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the Trust's control.  Factors influencing oil and natural gas prices include the level of global demand for crude oil, the foreign supply of oil and natural gas, the establishment of and compliance with production quotas by oil exporting countries, weather conditions which determine the demand for natural gas, the price and availability of alternative fuels and overall economic conditions.  It is impossible to predict future oil and natural gas prices with any degree of certainty.  Sustained weakness in oil and natural gas prices may adversely affect the Trust's financial condition and results of operations, and may also reduce the amount of oil and natural gas reserves that the Trust can produce economically.  Any reduction in the Trust's oil and natural gas reserves, including reductions due to price fluctuations, can have an adverse affect on the Trust's ability to obtain capital for our development activities.  Similarly, any improvements in oil and natural gas prices can have a favourable impact on the Trust's financial condition, results of operations and capital resources.  Based on the results of 2005, if the WTI oil price were to change by US$1.00 per bbl in 2006, the impact on earnings would be approximately $1.8 million and the impact on cash flow would be approximately $2.9 million.  If natural gas prices were to change by US$0.50 per mcf, the impact on earnings would be approximately $1.4 million and the impact on cash provided by operating activities would be approximately $2.3 million.

Enterra uses financial derivatives and physical sales contracts to mitigate a portion of oil and natural gas price risk.  While the use of these derivative arrangements limits the downside risk of price declines, such use may also limit any benefits that may be derived from price increases.

Enterra had several collars and forward contracts in place during the year in order to minimize the volatility in crude oil and natural gas pricing.  Below is a summary of our hedging operations as of December 31, 2005:

Derivative Instrument	Commodity	Price	Volume (per day)	Period
Floors	Gas	9.65 to 9.80	10,000 GJ	January 1, 2006 – April 1, 2006
Collars	Gas	8.50 to 14.00	10,000 GJ	April 1, 2006 – November 1, 2006
Collars	Oil	55.00 to 80.00	1,000 bbl	January 1, 2006 – January 1, 2007
Collars	Oil	55.00 to 80.00	1,000 bbl	April 1, 2006 – January 1, 2007

At December 31, 2005, we had the following fixed price physical delivery contracts outstanding:

	Contract Period End	Quantity	Pricing
Natural Gas Contracts	March 31, 2006	8,000 GJ/day	$8.01 to $8.85

Interest Rate Risk

Interest rate risk exists principally with respect to indebtedness that bears interest at floating rates.  At December 31, 2005, the Trust had $95.5 million of indebtedness bearing interest at floating rates.  Based on results of 2005, if interest rate were to change by one full percentage point in 2006, the net impact on earnings would be approximately $0.6 million and the net impact on our cash provided by operating activities would be approximately $1.0 million.

Summary of Risk Sensitivities

Summarized below are the Trust's sensitivities to various risks, based on its 2005 operations:

Sensitivity	Estimated 2006 Impact On: ('000s)
	Net Earnings	Cash Flow
Crude oil – US$1.00/bbl change in WTI	1,822	2,921
Natural gas – US$0.50/mcf change	1,447	2,320
Foreign exchange - $0.01 change in U.S. to Cdn dollar	1,888	1,178
Interest rate – 1% change	595	955

Revenue Sources

For the year ended December 31, 2005, approximately 30% of the revenue from our properties was derived from natural gas and approximately 70% was derived from crude oil and natural gas liquids.

Statement of Reserves Data and Other Oil and Gas Information

Disclosure of Reserves Data

The reserves data set forth below (the "Reserves Data") is based upon an evaluations conducted by McDaniel with an effective date of December 31, 2005 contained in the McDaniel Report and by Sproule with an effective date December 31, 2005 contained in the Sproule Report.  The Reserves Data summarizes the oil, NGL and natural gas reserves of Enterra and the net present values of future net revenue for these reserves using constant prices and costs and forecast prices and costs.  The McDaniel Report and Sproule Report have been prepared in accordance with the standards contained in the COGE Handbook and the reserve definitions contained in NI 51-101.  Additional information not required by NI 51-101 has been presented to provide continuity and additional information which we believe is important to the readers of this information.  Enterra engaged McDaniel and Sproule to provide an evaluation of its proved and proved plus probable reserves.

At December 31, 2005 Enterra's reserves were in Canada and, specifically, in the provinces of Alberta, Saskatchewan and Manitoba, and in the United States, specifically in the state of Wyoming.  McDaniel reviewed the reserves in Canada and Sproule reviewed the reserves in Wyoming.

All evaluations and reviews of future net cash flow are stated prior to any provision for interest costs or general and administrative costs and after the deduction of estimate future capital expenditures for wells to which reserves have been assigned.  It should not be assumed that the estimated future net cash flow shown below is representative of the fair market value of the properties of the Trust.  There is no assurance that such price and cost assumptions will be attained and variances could be material.  The recovery and reserve estimates of crude oil, NGLs and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered.  Actual crude oil, NGLs and natural gas reserves may be greater than or less than the estimates provided herein.

Oil and Natural Gas Reserves and Net Present Value of Future Net Revenue

The tables below are a summary of the oil, NGL and natural gas reserves of the Trust and the net present value of future net revenue attributable to such reserves as evaluated by McDaniel and Sproule based on constant and forecast price and cost assumptions.  The tables summarize the data contained in the McDaniel Report and Sproule Report.  Gross reserves include royalty interests.  The data may contain slightly different numbers than such report due to rounding.  Additionally, the numbers in the tables may not add exactly due to rounding.

The McDaniel Report and Sproule Report are based on certain factual data supplied by the Trust and McDaniel's and Sproule's opinions of reasonable practice in the industry.  The extent and character of ownership and all factual data pertaining to the Trust's petroleum properties and contracts (except for certain information residing in the public domain) were supplied by the Trust to McDaniel and Sproule and accepted without any further investigation.

Reserves Data – Constant Prices and Costs

Summary of Oil and Gas Reserves and
Net Present Values of Future Net Revenue
As of December 31, 2005
Constant Prices and Costs
	Remaining Reserves
	Light and
	Medium Crude		Heavy		Natural Gas
	Oil		Oil		Liquids		Natural Gas		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Reserves Category	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mmcf]	[mmcf]	[mboe]	[mboe]

CANADA ( McDaniels Report)
Proved
Developed Producing	3,621	3,162	1,287	1,145	1,120	783	33,952	25,342	11,687	9,313
Developed Non-Producing	4	4	-	-	143	103	5,887	4,323	1,128	828
Undeveloped	53	47	-	-	142	99	4,634	3,430	968	717
Total Proved	3,679	3,213	1,287	1,145	1,405	985	44,473	33,095	13,783	10,858
Probable	1,150	991	422	365	523	367	15,595	11,717	4,694	3,675
Total Proved Plus Probable	4,829	4,204	1,709	1,510	1,928	1,352	60,068	44,812	18,477	14,533

UNITED STATES (Sproule Report)
Proved
Developed Producing	-	-	-	-	-	-	2,926	1,601	488	267
Developed Non-Producing	-	-	-	-	-	-	-	-	-	-
Undeveloped	-	-	-	-	-	-	-	-	-	-
Total Proved	-	-	-	-	-	-	2,926	1,601	488	267
Probable	-	-	-	-	-	-	254	101	42	17
Total Proved Plus Probable	-	-	--	-	-	-	3,180	1,701	530	284

AGGREGATE
Proved
Developed Producing	3,621	3,162	1,287	1,145	1,120	783	36,878	26,943	12,175	9,580
Developed Non-Producing	4	4	-	-	143	103	5,887	4,323	1,128	828
Undeveloped	53	47	-	-	142	99	4,634	3,430	968	717
Total Proved	3,678	3,213	1,287	1,145	1,405	985	47,399	34,696	14,271	11,125
Probable	1,150	991	422	365	522	367	15,849	11,818	4,736	3,692
Total Proved Plus Probable	4,829	4,204	1,709	1,510	1,928	1,352	63,248	46,514	19,007	14,817

Reserves Data – Constant Prices and Costs

Summary of Oil and Gas Reserves and
Net Present Values of Future Net Revenue
As of December 31, 2005
Constant Prices and Costs
	Net Present Values of Future Net Revenue
	Constant Prices and Costs
	Before Income Taxes Discounted at (%/year)					After Income Taxes Discounted at (%/year)
	0	5	10	15	20	0	5	10	15	20
Reserves Category	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]

CANADA (McDaniel's Report)
Proved
Developed Producing	378.9	320.0	279.1	249.1	226.0	327.9	278.5	244.3	219.1	199.8
Developed Non-Producing	40.3	36.0	32.7	30.0	27.8	26.5	23.7	21.4	19.6	18.2
Undeveloped	39.2	32.5	27.8	24.4	21.8	25.7	21.3	18.2	16.0	14.3
Total Proved	458.4	388.5	339.6	303.5	275.6	380.1	323.5	283.9	254.7	232.3

Probable	173.7	122.9	94.0	75.7	63.3	115.7	81.5	62.2	50.1	41.8

Total Proved Plus Probable	632.1	511.4	433.6	379.2	338.9	495.8	405.0	346.1	304.8	274.1

UNITED STATES (Sproule Report)
Proved
Developed Producing	4.9	4.6	4.3	4.1	3.9	3.2	3.0	2.8	2.7	2.5
Developed Non-Producing	-	-	-	-	-	-	-	-	-	-
Undeveloped	-	-	-	-	-	-	-	-	-	-
Total Proved	4.9	4.6	4.3	4.1	3.9	3.2	3.0	2.8	2.7	2.5

Probable	0.2	0.1	0.1	0.1	0.0	0.1	0.1	0.1	0.0	0.0

Total Proved Plus Probable	5.1	4.7	4.4	4.2	4.0	3.3	3.1	2.9	2.7	2.6
Note: An exchange rate of $0.85US/CDN was used to convert Sproule US values to Canadian dollars
AGGREGATE
Proved
Developed Producing	383.8	324.6	283.4	253.2	229.9	331.1	281.5	247.1	221.8	202.3
Developed Non-Producing	40.3	36.0	32.7	30.0	27.8	26.5	23.7	21.4	19.6	18.2
Undeveloped	39.2	32.5	27.8	24.4	21.8	25.7	21.3	18.2	16.0	14.3
Total Proved	463.3	393.1	343.9	307.6	279.5	383.3	326.5	286.7	257.4	234.8

Probable	173.9	123.0	94.1	75.8	63.3	115.8	81.6	62.3	50.1	41.8

Total Proved Plus Probable	637.2	516.1	438.0	383.4	342.9	499.1	408.1	349.0	307.5	276.7

Total Future Net Revenue
(Undiscounted)
As of December 31, 2005
Constant Prices and Costs
						Future Net		Future Net
						Revenue		Revenue
		Royalties		Capital		Before		After
		Net of	Operating	Development	Abandonment	Income	Income	Income
	Revenue	ARTC	Costs	Costs	Costs	Taxes	Taxes	Taxes
Reserves Category	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]

CANADA (McDaniel's Report)
Total Proved	790.8	159.6	147.2	7.2	18.4	458.5	78.4	380.1
Total Proved Plus Probable	1,062.9	215.3	189.1	7.9	18.4	632.1	136.3	495.8

UNITED STATES (Sproule Report)
Total Proved	10.6	1.3	3.5	-	0.9	4.9	1.7	3.2
Total Proved Plus Probable	11.2	1.4	3.8	-	0.9	5.1	1.8	3.3

AGGREGATE
Total Proved	801.4	160.9	150.7	7.2	19.3	463.4	80.1	383.3
Total Proved Plus Probable	1,074.1	216.7	192.9	7.9	19.3	637.2	138.1	499.1

Future Net Revenue by Production Group
As of December 31, 2005
Constant Prices and Costs
Future Net Revenue Before
Income Taxes and
Discounted at 10%
Reserves Category	[$mm]

Proved
Light and Medium Crude Oil (1)	100.6
Heavy Oil	14.1
Natural Gas	221.4
Total(2)	336.1

Proved Plus Probable
Light and Medium Crude Oil (1)	129.6
Heavy Oil	18.8
Natural Gas	281.1
Total(2)	429.5
Notes: (1) Including by-products
(2) Excludes ARTC

Reserves Data – Forecast Prices and Costs

Summary of Oil and Gas Reserves and
Net Present Values of Future Net Revenue
As of December 31, 2005
Forecast Prices and Costs
	Remaining Reserves
	Light and
	Medium Crude		Heavy		Natural Gas
	Oil		Oil		Liquids		Natural Gas		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Reserves Category	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mmcf]	[mmcf]	[mboe]	[mboe]

CANADA (McDaniel Report)
Proved
Developed Producing	3,624	3,165	1,292	1,146	1,121	784	33,986	25,371	11,701	9,322
Developed Non- Producing	4	4	-	-	143	103	5,877	4,320	1,127	827
Undeveloped	53	47	-	-	142	99	4,634	3,435	968	719
Total Proved	3,681	3,216	1,292	1,146	1,406	986	44,497	33,126	13,796	10,868

Probable	1,148	985	421	364	524	367	15,610	11,716	4,695	3,669

Total Proved Plus Probable	4,829	4,201	1,713	1,510	1,930	1,353	60,107	44,842	18,491	14,537

UNITED STATES (Sproule Report)
Proved
Developed Producing	-	-	-	-	-	-	2,926	1,601	488	267
Developed Non- Producing	-	-	-	-	-	-	-	-	-	-
Undeveloped	-	-	-	-	-	-	-	-	-	-
Total Proved	-	-	-	-	-	-	2,926	1,601	488	267

Probable	-	-	-	-	-	-	254	101	42	17

Total Proved Plus Probable	-	-	-	-	-	-	3,180	1,701	530	284

AGGREGATE
Proved
Developed Producing	3,624	3,165	1,292	1,146	1,121	784	36,912	26,972	12,189	9,589
Developed Non- Producing	4	4	-	-	143	103	5,877	4,320	1,127	827
Undeveloped	53	47	-	-	142	99	4,634	3,435	968	719
Total Proved	3,681	3,216	1,292	1,146	1,406	986	47,423	34,727	14,284	11,135

Probable	1,148	985	421	364	524	367	15,864	11,817	4,737	3,686

Total Proved Plus Probable	4,829	4,201	1,713	1,510	1,930	1,353	63,287	46,544	19,021	14,821

Reserves Data – Forecast Prices and Costs

Summary of Oil and Gas Reserves and
Net Present Values of Future Net Revenue
As of December 31, 2005
Forecast Prices and Costs
	Before Income Taxes Discounted at (%/year)					After Income Taxes Discounted at (%/year)
	0	5	10	15	20	0	5	10	15	20
Reserves Category	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]

CANADA (McDaniel Report)
Proved
Developed Producing	322	279	249	227	209	290	252	225	204	189
Developed Non-Producing	33	30	28	26	24	21	20	18	17	16
Undeveloped	32	27	24	21	19	21	18	16	14	13
Total Proved	387	336	301	274	252	332	289	258	235	217

Probable	139	99	77	63	53	93	66	51	41	35

Total Proved Plus Probable	526	435	378	337	305	425	355	309	277	252

UNITED STATES (Sproule Report)
Proved
Developed Producing	5.9	5.5	5.2	4.9	4.6	3.9	3.5	3.3	3.1	3.0
Developed Non-Producing	-	-	-	-	-	-	-	-	-	-
Undeveloped	-	-	-	-	-	-	-	-	-	-
Total Proved	5.9	5.5	5.2	4.9	4.6	3.9	3.5	3.3	3.1	3.0

Probable	0.3	0.2	0.2	0.1	0.1	0.2	0.2	0.1	0.1	0.1

Total Proved Plus Probable	6.2	5.7	5.4	5.0	4.7	4.1	3.7	3.4	3.2	3.1
Note: An exchange rate of $0.85US/CDN was used to convert Sproule US values to Canadian dollars.
AGGREGATE
Proved
Developed Producing	327.9	284.5	254.2	231.9	213.6	274.9	236.5	209.3	190.1	174.0
Developed Non-Producing	33	30	28	26	24	21	20	18	17	16
Undeveloped	32	27	24	21	19	21	18	16	14	13
Total Proved	392.9	341.5	306.2	278.9	256.6	316.9	274.5	243.3	221.1	203.0

Probable	139.3	99.2	77.2	63.1	53.1	93.2	66.2	51.1	41.1	35.1

Total Proved Plus Probable	532.2	440.7	383.4	342.0	309.7	429.1	358.7	312.4	280.2	255.1

Total Future Net Revenue
(Undiscounted)
As of December 31, 2005
Forecast Prices and Costs
						Future Net		Future Net
						Revenue		Revenue
		Royalties		Capital		Before		After
		Net of	Operating	Development	Abandonment	Income	Income	Income
	Revenue	ARTC	Costs	Costs	Costs	Taxes	Taxes	Taxes
Reserves Category	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]	[$mm]

CANADA (McDaniel's Report)
Total Proved	725.2	142.3	166.1	7.4	23.0	386.4	54.0	332.4
Total Proved Plus Probable	967.8	189.4	220.4	8.3	24.0	525.7	100.2	425.5

UNITED STATES (Sproule Report)
Total Proved	12.2	1.5	3.9	-	1.0	5.8	2.1	3.7
Total Proved Plus Probable	13.0	1.6	4.2	-	1.0	6.2	2.2	4.0

AGGREGATE
Total Proved	737.4	143.8	170.0	7.4	24.0	392.2	56.1	336.1
Total Proved Plus Probable	980.8	191.0	224.6	8.3	25.0	531.9	102.4	429.9

Future Net Revenue by Production Group
As of December 31, 2005
Forecast Prices and Costs
	Future Net Revenue Before
	Income Taxes and
	Discounted at 10%
Reserves Category	[$mm]

Proved
Light and Medium Crude Oil (1)		96.1
Heavy Oil		16.5
Natural Gas		185.2
Total(2)		297.8

Proved Plus Probable
Light and Medium Crude Oil (1)		121.1
Heavy Oil		21.5
Natural Gas		231.4
Total(2)		374.0

Notes:	(1) Including by-products
(2) Excludes ARTC.

Pricing Assumptions(1)
Constant Prices and Costs
		Edmonton	Bow River	Cromer	US	US	Alberta	Natural Gas	US/CAN
	WTI at	Par Price	Medium	Medium	Henry Hub	Actual	Average	Liquids FOB	Exchange
Year	Cushing	40°API	25°API		Gas Price	Gas Price	Plant gate Price	Edmonton	Rate
	[$US/bbl]	[$Cdn/bbl]	[$Cdn/bbl]	[$Cdn/bbl]	$US/Mmbtu	$US/Mmbtu	[$Cdn/Mmbtu]	[$Cdn/bbl]	$US/$Cdn
2005(Year end)	61.04	68.46	36.71	51.65		7.72	9.80	56.30	0.830
(1) Pricing assumptions are the same for both the Sproule Report and the McDaniel Report.

Pricing Assumptions(1)
Forecast Prices and Costs
		Edmonton	Bow River	Alberta	US	Alberta	Natural Gas		US/CAN
	WTI at	Par Price	Medium	Heavy	Henry Hub	Average	Liquids FOB		Exchange
Year	Cushing	40°API	25°API	12°API	Gas Price	Plant gate Price	Edmonton	Inflation	Rate
	[$US/bbl]	[$Cdn/bbl]	[$Cdn/bbl]	[$Cdn/bbl]	$US/Mmbtu	[$Cdn/Mmbtu]	[$Cdn/bbl]	%	$US/$Cdn
2005 (est.)	56.45	69.05	45.00	34.55	8.50	8.60	50.10	2.0	0.825
Forecast
2006	57.50	66.60	45.70	35.50	9.90	10.40	51.40	2.5	0.850
2007	55.40	64.20	45.30	36.10	9.05	9.35	48.90	2.5	0.850
2008	52.50	60.70	44.00	36.00	8.15	8.30	45.80	2.5	0.850
2009	49.50	57.20	42.60	35.30	7.25	7.20	42.60	2.5	0.850
2010	46.90	54.10	40.30	33.40	6.85	6.70	40.20	2.5	0.850

2011	48.10	55.50	41.30	34.20	7.05	6.85	41.30	2.5	0.850
2012	49.30	56.80	42.30	35.10	7.25	7.05	42.20	2.5	0.850
2013	50.50	58.20	43.40	35.90	7.40	7.20	43.20	2.5	0.850
2014	51.80	59.70	44.50	36.90	7.60	7.40	44.30	2.5	0.850
2015	53.10	61.20	45.60	37.80	7.80	7.60	45.50	2.5	0.850

2016	54.40	62.70	46.70	38.70	7.95	7.75	46.60	2.5	0.850
2017	55.80	64.30	47.90	39.70	8.20	8.00	47.80	2.5	0.850
2018	57.20	65.90	49.10	40.70	8.40	8.20	49.00	2.5	0.850
2019	58.60	67.60	50.30	41.70	8.60	8.35	50.20	2.5	0.850
2020	60.10	69.30	51.60	42.80	8.80	8.55	51.50	2.5	0.850

Thereafter	+2.5%/yr	+2.5%/yr	+2.5 yr %/	+2.5 yr %/	+2.5%/yr	+2.5%/yr	+2.5%/yr	2.5	0.850

(1) Pricing assumptions are the same for both the Sproule Report and the McDaniel Report.

Reserves Reconciliation
Reconciliation of Company Net Reserves by Product Type
As of December 31, 2005
Forecast Prices and Costs
	Light and Medium Crude Oil			Natural Gas Liquids
	Total Proved	Probable	Total Proved	Total Proved	Probable	Total Proved
	Reserves	Reserves	Plus Probable	Reserves	Reserves	Plus Probable
	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]

CANADA
Opening balance - December 31, 2004	3,913.7	1,034.3	4,948.0	136.1	34.1	170.2
Discoveries	-	-	-	-	-	-
Technical revisions	432.8	-61.5	371.3	15.0	15.6	30.6
Acquisitions	44.6	12.6	57.2	922.2	317.2	1,239.4
Dispositions	-	-	-	-	-	-
Production	-1,175.4	-	-1,175.4	-87.6	-	-87.6
Closing balance - December 31, 2005	3,215.7	985.4	4,201.1	985.7	366.9	1,352.6

UNITED STATES
Opening balance - December 31, 2004	-	-	-		-	-
Discoveries	-	-	-	-	-	-
Technical revisions	-	-	-	-	-	-
Acquisitions	-	-	-	-	-	-
Dispositions	-	-	-	-	-	-
Production	-	-	-	-	-	-
Closing balance - December 31, 2005	-	-	-	-	-	-

AGGREGATE
Opening balance - December 31, 2004	3,913.7	1,034.3	4,948.0	136.1	34.1	170.2
Discoveries	-	-	-	-	-	-
Technical revisions	432.8	-65.8	371.3	14.0	15.6	29.6
Acquisitions	44.6	12.6	57.2	922.2	317.2	1,239.4
Dispositions	-	-	-	0.0	0.0	0.0
Production	-1,175.4	-	-1175.4	-87.6	0.0	-87.6
Closing balance - December 31, 2005	3,215.7	985.4	4,201.1	984.7	366.9	1,351.6

Reserves Reconciliation
Reconciliation of Company Net Reserves by Product Type
As of December 31, 2005
Forecast Prices and Costs
	Associated and Non-Associated Gas			Heavy Oil
	Total Proved	Probable	Total Proved	Total Proved	Probable	Total Proved
	Reserves	Reserves	Plus Probable	Reserves	Reserves	Plus Probable
	[mmcf]	[mmcf]	[mmcf]	[mbbl]	[mbbl]	[mbbl]

CANADA
Opening balance - December 31, 2004	5,536.6	1,343.8	6,880.4	1,329.8	411.1	1,740.9
Discoveries	-	-	-	-	-	-
Technical revisions	-2,806.3	-1,103.5	-3,909.8	102.1	-47.0	55.1
Acquisitions	33,561.4	11,475.2	45,036.6	-	-	-
Dispositions	-	-	-	-	-	-
Production	-3,165.3	-	-3,165.3	-286.1	-	-286.1
Closing balance - December 31, 2005	33,126.4	11,715.5	44,841.9	1,145.8	364.1	1,509.9

UNITED STATES
Opening balance - December 31, 2004	-	-	-	-	-	-
Discoveries	-	-	-	-	-	-
Technical revisions	-448.1	-9,375.1	-9,823.2	-	-	-
Acquisitions	2,620.2	9,476.1	12,096.3	-	-	-
Dispositions	-	-	-	-	-	-
Production	-571.1	-	-571.1	-	-	-
Closing balance - December 31, 2005	1,601.0	101.0	1,702.0	-	-	-

AGGREGATE
Opening balance - December 31, 2004	5,536.6	1,343.8	6,880.4	1,329.8	411.1	1,740.9
Discoveries	-	-	-	-	-	-
Technical revisions	-3,254.4	-10,478.6	-13,733.0	102.1	-47.0	55.1
Acquisitions	36,181.6	20,951.3	57,132.9	-	-	-
Dispositions	-	-	-	-	-	-
Production	-3,736.4	0.0	-3,736.4	-286.1	0.0	-286.1
Closing balance - December 31, 2005	34,727.4	11,816.5	46,543.9	1,145.8	364.1	1,509.9

Reconciliation of Changes in
Net Present Values of Future Net Revenue
Discounted at 10% Per Year
Proved Reserves
Constant Prices and Costs

($M)

Estimated Future Net Revenue After Tax, December 31, 2004

81,120

Oil and Gas Sales During the Period Net of Royalties and Production Costs

(89,044)

Changes due to Prices

107,194

Changes in Future Development Costs

(21,869)

Development Costs Incurred During the Year

Changes Resulting from Extensions, Infill Drilling and Improved Recovery

1,024

Changes Resulting from Discoveries

-

Changes Resulting from Acquisitions of Reserves

210,631

Changes Resulting from Dispositions of Reserves

-

Accretion of Discount

8,112

Other Significant Factors

-

Net Changes in Income Taxes

(39,068)

Changes Resulting from Technical Reserves Revisions Plus Effects of Timing

5,576

Estimated Future Net Revenue After Tax, December 31, 2005

286,777

Undeveloped Reserves

The Trust’s undeveloped reserves were estimate by McDaniels in accordance with standards and procedures in the COGE Handbook and reserve definitions in NI 51-101. In general, undeveloped reserves are reserves scheduled to be developed within the next couple of years.

All the Trust’s undeveloped reserves are proved undeveloped reserves assigned to it’s Ferrier, Desan and Cummings Y Unit Canadian properties.  They represent 6.5% of the total proved reserves on a BOE basis.

Fifty percent or 2.1 BCF of natural gas and 126 mbbls of NGL’s  of the Trusts Proved Undeveloped Reserves are in the Ferrier field.  Over the next couple of years 19 development wells are planned to develop these reserves.  In Desan 14 development wells are planned to develop 2.5 bcf of natural gas and 16.3 mbbl of NGL’s or 44.5% of the Trust’s Proved Undeveloped Reserves.  In the Cummings Y Unit 3 additional injectors will be placed on injection to develop 53.3 mbbl or 5.5% of Trust’s Proved Undeveloped Reserves.

Significant Factors or Uncertainties Affecting Reserves Data

The process of estimating reserves is complex.  It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data.  These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.  The reserve estimates contained herein are based on current production forecasts, prices and economic conditions. McDaniel and Sproule, independent engineering firms, evaluate the Trust's reserves.

As circumstances change and additional data become available, reserve estimates also change.  Estimates made are reviewed and revised, either upward or downward, as warranted by the new information.  Revisions are often required due to changes in well performance, prices, economic conditions and governmental restrictions.

Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science.  As a result, the subjective decisions, new geological or production information and a changing environment may impact these estimates.  Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance.  Such revisions can be either positive or negative.

Future Development Costs

The table below sets out the development costs deducted in the estimation of future net revenue attributable to proved reserves (using both constant prices and costs and forecast prices and costs) and proved plus probable reserves (using forecast prices and costs only).  Note all future development costs are associated with Canadian assets.  There is no future development costs associated with the U.S. assets.

	Constant Prices and Costs	Forecast Prices and Costs
	Proved Reserves	Proved Reserves	Proved Plus Probable Reserves

	(M$)	(M$)	(M$)

2006	6,984	7,158	7,466
2007	-	-	-
2008	-	-	-
2009	200	226	226
2010	-	-	-
Remaining Years	-	-	656
Total Undiscounted	7,184	7,384	8,349
Total Discounted at 10% per year	6,789	6,973	7,448

Common Infrastructure Costs

Under the revised farm-in arrangement with JED, JED will enter into a  3-year take or pay arrangement where the full cost of common infrastructure plus a 12% return on the investment will be recovered.

	Constant Prices and Costs	Forecast Prices and Costs
	Proved Reserves	Proved Reserves	Proved Plus Probable Reserves

	(M$)	(M$)	(M$)

2006	6,600	6,766	6,766
Remaining Years	-	-	-
Total Undiscounted	6,600	6,766	6,766

The Trust estimates that its internally generated cash flow will be sufficient to fund the future development costs disclosed above.  The Trust typically has available three sources of funding to finance its capital expenditure program; internally generated cash flow from operations, debt financing when appropriate and new equity issues, if available on favourable terms.

The Trust expects to fund its total 2006 capital program with internally generated cash flow and equity and debt issuances.

Oil and Gas Properties

The Trust's core areas include a variety of assets in the Western Canada Sedimentary Basin in the Provinces of Alberta and British Columbia including the following major producing fields and areas in Alberta:  Clair, Sylvan Lake, Provost-Alliance-Wainwright, Princess, Ricinus, Ferrier and Lochend.  In the Province of British Columbia the Trust has a significant producing area at Desan. In the United States Enterra's significant producing assets include coal bed methane fields near Gillette, Wyoming and producing regions in Grant, Lincoln and Logan Counties in Oklahoma. The Trust also has in Alberta, British Columbia, Saskatchewan, Wyoming, Montana and Oklahoma, an inventory of minor producing assets, minor royalty interests, and various prospects of an exploitation and exploration nature on undeveloped lands, the development of which could significantly increase the size of our existing production and reserve base.

Clair, Alberta
The Clair property is located 7 miles north of Grande Prairie, Alberta. Enterra's assets include a 100% working interest in 3,520 acres of land, 23 producing oil wells and an oil treating facility. Gas is conserved and processed at the Encana Sexsmith gas plant.

Production is primarily from the Doe Creek (Dunvegan) formation with a small amount of gas production from the Charlie Lake and Halfway formations. Production is light, 44°API gravity crude oil and solution gas from the Doe Creek oil pool. One additional dually completed Charlie Lake and Halfway gas well also produces. At December 2005 there were 23 oil wells and one gas well producing a combined 1950 bbl/d of oil and 1400 mcf/d of raw solution gas on a working interest basis before royalties. To date, Enterra has drilled or re-completed 29 wells for oil and seven wells for water injection. There are no further drilling plans for the pool. The pool is currently being water flooded to optimize the recovery of hydrocarbons.

Total remaining net proved reserves assigned by McDaniel & Associates to the Doe Creek 'A' (Dunvegan) pool are 1,141 mbbl of oil, 955 mmcf of gas and 67 mbbl of natural gas liquids. Included in the total net proved reserves of Clair are reserves assigned to the 13-07-073-5W6 Charlie Lake / Halfway gas well of 358 mmcf of gas and 24 mbbl of natural gas liquids.

Enterra also owns and operates a central oil treating facility at Clair, which is connected into the Pembina Peace Pipeline system.

Provost-Alliance-Wainwright, Alberta

The Provost-Alliance-Wainwright producing area is located near Provost, Alberta.  Major areas within the package are Alliance, Sounding Lake, Hansman Lake, Halkirk, Monitor, Provost Cummings "Y" Unit and Wainwright. Enterra's assets include an average working interest of 80% in 84,454 gross acres of land as well as 371 producing oil and gas wells. Production is obtained primarily from the Dina, Cummings and Belly River formations. Enterra's December share of current production for the entire area is 1,513 bbl/d of oil and NGLs and 1,563 mcf/d of gas on a working interest basis before royalties. In order to optimize production and lower operating costs, Enterra has and continues to optimize down hole pumps to maximize oil production and upgrade or consolidate oil batteries to handle higher volumes of total fluid and injection water. Solution gas is currently conserved at most of the oil batteries.

In 2004 and 2005 Enterra with its partner JED Oil Inc. drilled 21 oil wells in the Cummings "Y" Unit to bring the total number of oil producers to 37. In order to lower operating costs and optimize reserve recovery from the Cummings "Y" pool, Enterra constructed a central facility to ship clean oil and re-inject produced water into the pool. Significant field performance improvements will result from full activation of the water flood in 2006.

McDaniel & Associates assigned net proved reserves in the Provost-Alliance-Wainwright area of 1787 mbbl of oil, 2,450 mmcf of natural gas and 32.4 mbbl of natural gas liquids.

Princess area
The Princess area assets were acquired from RMEC, and are now being operated under RMAC.  Our working interest is 54% in 27,747 acres in the Princess area. Production is primarily from the Sunburst and Pekisko formations. Sunburst production consists of gas and 23°API crude oil. The Pekisko production consists of gas and 27°API crude oil.  RMAC has an average working interest of 50% of 3,040 acres in the Tide Lake area. Production, consisting of 27°API oil, is from the Pekisko formation. In December 2005, total area working interest production before royalties was 516 bbl/d of oil and NGLs and 1206 mcf/d gas.

McDaniel & Associates has assigned total net proved remaining reserves of 524 mbbl of oil, 1,163 mmcf of natural gas and 17 mbbl of natural gas liquids.

Sylvan Lake

The Sylvan Lake property is located 24 miles west of the town of Red Deer, Alberta. Enterra's assets include an average working interest of 64% in 4312 gross acres of land as well as 25 producing oil wells. Enterra completed the development of 40-acre spacing wells in the Pekisko G pool, and also drilled four subsequent oil wells on 20 acre spacing. At December 2005, the field was producing 553 bbl/day of 14 degree API oil with 413 mcf/d of associated gas. Production is flow lined into an Enterra operated central treating facility. Non-associated gas is conserved and flow lined to the Husky Sylvan Lake gas plant. Clean oil is trucked from the facility to sales.

McDaniel & Associates has assigned total proved remaining reserves of 981 mbbl of oil, 991 mmcf of natural gas, 52 mbbl of natural gas liquids.   Studies are being undertaken in 2006 to optimize the water flood of the field to improve oil recovery.

Ferrier

The Ferrier property is located in west central Alberta where Enterra operates as well as conducts joint venture operations with other companies.  The productive horizons are multi-zone liquids rich natural gas formations at depths ranging from 2,400 meters to 2,800 meters. The majority of the area has year round access for drilling, seismic and construction projects.

Enterra owns various interests in 51 sections of land. The area is mainly developed at two wells per section for gas and four wells per section for oil.  Since acquiring the High Point assets, the Trust has farmed out the drilling of 15 wells, with eight on production and one awaiting tie-in.  Enterra owns infield compression and dehydration facilities and pipelines in proportion to its well interests. The raw gas is processed at third party processing facilities to remove natural gas liquids. Enterra's average net production for this area for December 2005 was 4.4 mmcf/d of natural gas and 250 bbl/d of oil and natural gas liquids.

McDaniel & Associates has assigned total proved reserves of 13.7 bcf of natural gas and 799 mbbls of oil and NGLs.

Ricinus

The Ricinus property is located in west central Alberta south of the Ferrier area. Enterra has interests varying from 6.5% to 85 per cent in 43 sections of land.   Ricinus is a major exploitation area for Enterra, targeting sweet light oil and gas to depths of 3,000 meters. Since the acquisition of High Point, seven wells have been drilled under farm out terms and three are on production, with three awaiting tie-in and one well that was abandoned. Enterra operates the property.  Enterra's average net production for this area for December 2005 was 1.3 mmcf/d of natural gas and 104 bbls/d of oil and natural gas liquids.

McDaniel & Associates has assigned total proved reserves of 3.9 bcf of natural gas and 205 mbbls of oil to the Ricinus shallow horizons.

Within the Ricinus area, Enterra has a 50% interest in one deep, high productivity Leduc well anticipated to begin production in April 2006.  McDaniel & Associates has assigned additional proved plus probable gas reserves of 4.5 bcf to this well.  One or two additional drill targets of a similar nature may exist on our lands.

Lochend

The Lochend property is located west central Alberta south of Ricinus. Enterra has a 21 per cent interest in 16 sections of land. The property has undergone extensive development over the last three years with 29 wells currently producing. The property is being developed at four wells per section for light oil, natural gas and natural gas liquids from the Cardium formation at a depth of approximately 2,400 meters. The area has year round access for drilling, seismic and construction projects. Enterra owns infield oil and gas treatment facilities and pipelines in proportion to its well interests. The raw gas is processed at third party processing facilities to remove natural gas liquids. Enterra's average net production for this area for December 2005 was 0.7 mmcf/d of natural gas and 108 bbl/d of oil and natural gas liquids.

McDaniel & Associates has assigned total proved reserves of 760 mmcf of natural gas and 96.4 mbbls of oil and NGLs and total proved plus probable reserves of 981 mmcf of natural gas and 125 mbbls of oil and NGLs to the Lochend property.

Desan, northeast British Columbia

The Desan property is located approximately 75 miles northeast of Fort Nelson, British Columbia. The property is in the center of a well-established gas-producing region commonly referred to as the Greater Sierra. The majority of the drilling, seismic and project construction is carried out during the winter months. Enterra is the operator of the property.

The primary producing formation is the regional Jean Marie at 1,300 meters that is being developed with horizontal well bores.  Enterra's average net production for this region for December 2005 was 7.3 mmcf/d of natural gas and 54 bbls/d of oil and natural gas liquids produced from a total of 20 wells. We have 100% working interest in all wells and infrastructure, and operate all wells and compression facilities.  McDaniel & Associates has assigned total proved reserves of 15.8 bcf of natural gas and 104 mbbls of NGLs and total proved plus probable reserves of 20.3 bcf of natural gas and 134 mbbls of NGLs to the Desan property.

The company has approximately 37,367 acres of undeveloped land at Desan and nearby similar properties at Kotcho and Peggo Pesh.

Power River/Oyster Ridge, Wyoming and Montana

The Power River/Oyster Ridge property is located in western Wyoming, primarily in the Gillette area.  Production is approximately 2.9 mmcf/d net to Enterra for December 2005.  We have rights to 89,934 net acres of land, most of which is undeveloped and prospective for coal bed methane.

Oil and Gas Wells

The following table summarizes the Trust's interest as at December 31, 2005 in wells that are producing and non-producing:

		Producing				Non Producing
Country	State/ Province	Oil		Gas		Oil		Gas		Grand Total
		Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Canada	Alberta	476.0	313.9	178.0	77.5	459.0	281.9	192.0	88.5	1305.0	761.8
	British Columbia			21.0	21.0					21.0	21.0
US	Wyoming			65.0	56.0	2.0	0.5	144.0	72.1	211.0	128.6
	Total	476.0	313.9	264.0	154.5	461.0	282.4	336.0	160.6	1537.0	911.4

Land Holdings

The following table summarizes the gross and net acres of unproved properties in which Enterra has an interest at December 31, 2005:

Area	Gross Acres	Net Acres
Canada	241,645	156,859
US	127,090	84,169
Total	368,735	241,028

The number of net acres for which the Trust's rights to explore, develop or exploit will, absent further action, expire within one year are 889 acres in Canada and 9,851 acres in the United States for a total of 10,740 acres.

Abandonment and Reclamation Costs

Enterra estimates well abandonment costs on an area-by-area basis.  Such costs are included in the McDaniel Report and Sproule Report as deductions in arriving at future net revenue.  The expected total abandonment costs included in the McDaniel Report and Sproule Report under the proved reserves category is $19.3 million undiscounted  ($9.4 million discounted at 10%), of which a total of $1.8 million is estimated to be incurred in 2006, 2007 and 2008 to abandon 88 wells.

Tax Horizon

Canadian

No cash Canadian income taxes have been paid by the Trust or its Canadian Operating Subsidiaries for the year ended December 31, 2005.  Under the current structure, otherwise taxable income of the Canadian Operating Subsidiaries is sheltered through interest expense and other current deductions.  Cash is transferred to the Trust by way of interest and redemptions of securities to the Trust.  The Trust in turn, allocates all of its taxable income to the Unitholders.  No Canadian income taxes are currently expected to be incurred by the Trust or its Canadian Operation Subsidiaries in 2006.

United States

No U.S. income related cash taxes have been paid by the Trust or its U.S. Operating Subsidiaries for the year ended December 31, 2005.  The income from Enterra's U.S. operations (reduced by any deductible interest expense on debt held by the Trust or its Canadian subsidiaries) is subject to United States income tax income under U.S. income tax rules and regulations. As a result, Enterra's U.S. operations may incur cash U.S. income taxes in the future.  In addition, as funds are repatriated to Canada, withholding taxes that are required by U.S. tax law may become payable.

Costs Incurred

The following table summarizes the expenditures made by Enterra for the year ended December 31, 2005:

(000's)
	Canada	United States	Total
Property acquisition costs(1)
Proved properties	$264,874	$10,327	$275,201
Unproved properties	$96,002	$24,482	120,484
Exploration costs
Development costs	$24,335	$1,560	25,895
Total costs incurred	$385,211	$36,369	$421,580

(1) Includes costs related to corporate acquisitions.

Exploration and Development Activities

The following table sets forth the gross and net exploratory and development wells that the Trust participated in during the year ended December 31, 2005.  In the 2nd Amended and Restated Agreement of Business Principles with JED, the Trust has no interested in dry holes and has a carried interest in producing wells. The carried interest in the producing wells is shown as participated in this table for wells associated with this arrangement.

	Exploration		Development		Total
	Gross	Net	Gross	Net	Gross	Net
Light and Medium Oil	-	-	25	3.85	25	3.85
Natural Gas	-	-	12	2.9	12	2.9
Service	-	-	2	0.93	2	0.93
Dry	-	-	-	-	-	-
Total	-	-	39	7.68	39	7.68

Production Volume by Field

The following table discloses for each important field, and in total, the Trust's production volumes for the financial year ended December 31, 2005 for each product type.

	Crude oil (bbls)	NGLs (bbls)	Natural Gas (Mcf)	BOE
Clair	830,871	32,896	395,930	929,755
Provost	338,560	15,986	465,683	432,160
Princess	226,229	6,557	490,347	314,511
Sylvan Lake	199,280	8,314	167,212	235,462
Desan	-	8,307	1,106,561	192,734
Ferrier/Ricinus	6,445	42,345	800,531	182,212
Other Canadian	258,060	16,301	833,810	413,329
Wyoming	-	-	750,901	125,150
Total	1,859,445	130,705	5,010,974	2,825,313

Production Estimates

The following table discloses for each product type the total volume of production estimated by McDaniel for 2006 in the estimates of future net revenue from proved reserves disclosed above under the heading "Oil and Natural Gas Reserves and Net Present Value of Future Net Revenue".  The following estimates are applicable under both constant and forecast price scenarios.

Enterra's Average 2006 Production Estimated
Forecast Prices and Costs

	Light and			Natural Gas
	Medium Oil	Heavy Oil	Natural Gas	Liquids	BOE
Reserve Category	Gross [bbl/d]	Gross [bbl/d]	Gross [mcf/d]	Gross [bbl/d]	Gross [BOE/d]

CANADA (McDaniel Report)
Proved
Developed Producing	3,367	676	19,507	623	7,917
Developed Non-Producing	3	-	4,269	83	797
Undeveloped	7	-	2,299	72	462
Total Proved	3,377	676	26,075	778	9,176

Probable	209	16	1,829	72	602

Total Proved Plus Probable	3,586	692	27,904	850	9,778

UNITED STATES (Sproule Report)
Proved
Developed Producing	-	-	2,727	-	454
Developed Non-Producing	-	-	-	-	-
Undeveloped	-	-	-	-	-
Total Proved	-	-	2,727	-	454

Probable	-	-	-	-	-

Total Proved Plus Probable	-	-	2,727	-	454

AGGREGATE
Proved
Developed Producing	3,367	676	22,234	623	8,371
Developed Non-Producing	3	-	4,269	83	797
Undeveloped	7	-	2,299	72	462
Total Proved	3,377	676	28,802	778	9,630

Probable	209	16	1,829	72	602

Total Proved Plus Probable	3,586	692	30,631	850	10,232

Quarterly Data

The following table discloses, on a quarterly basis for the year ended December 31, 2005, the Trust's share of average daily production volumes, prior to royalties, average prices received, royalties paid, operating expenses incurred and netbacks on a per unit of volume basis.

	Quarter ended 2005
	Mar 31	Jun 30	Sep 30	Dec 31
Average Daily Production
Oil (bbl/d)	5,562	4,887	4,858	5,078
NGL (bbl/d)	182	125	435	684
Natural Gas (mcf/d)	6,125	5,867	17,945	24,727
Combined (BOE/d)	6,765	5,990	8,284	9,883

Average Prices Received
Oil ($/bbl)	51.22	57.17	69.60	56.83
NGL ($/bbl)	40.90	52.69	50.66	57.65
Natural Gas ($/mcf)	6.79	7.09	8.78	8.82

Netback
Revenues – combined ($/BOE)	49.36	54.69	62.50	55.26
Royalties – combined ($/BOE)	9.89	12.21	13.76	14.21
Operating Expenses – combined ($/BOE)	11.12	13.11	10.10	12.11
Netback Received - combined ($/BOE)	28.35	29.37	38.64	28.95

Additional Information respecting Enterra Energy Trust

The Trust Indenture

The principal undertaking of the Trust is to issue Trust Units and to acquire and hold debt instruments, securities, royalties and other interests.  The Operating Subsidiaries of the Trust carry on the business of acquiring and holding interests in petroleum and natural gas properties and assets related thereto.  Cash flow from the properties is flowed from the Trust Subsidiaries to the Trust primarily through (i) payments of interest and principal in respect of the Series Notes, (ii) payments of interest and principal in respect of the CT Notes, and (iii) dividends declared on the common shares of certain Operating Subsidiaries and/or redemptions of preferred shares of certain Operating Subsidiaries, which amounts are transferred from EECT to the Trust as payments of interest or principal on the CT Notes.  Cash flow received by the Trust is distributed to the Unitholders on a monthly basis.  See "Distributions".

Under the terms of the Trust Indenture, the Trust was created for the purposes of:

•

acquiring the Series Notes and CT Notes;

•

investing in the EECT Units;

•

acquiring, holding, transferring and disposing of, investing in and otherwise dealing with assets, securities (whether debt or equity) and other interests (including royalty interests) or properties of whatever nature or kind of, or issued by, EEC, EECT or any other entity in which the Trust owns, directly or indirectly, 50% or more of the outstanding voting securities, including, without limitation, bodies corporate, partnerships or trusts;

•

borrowing funds or otherwise obtaining at any time and from time to time or otherwise incurring any indebtedness for any of the purposes set forth in the Trust Indenture;

•

disposing of any part of the property of the Trust;

•

temporarily holding cash and other short term investments in connection with and for the purposes of the Trust's activities, including paying administration and trust expenses, paying any amounts required in connection with the redemption of Trust Units and making distributions to Unitholders;

•

issuing Trust Units, instalment receipts, and other securities (whether debt or equity) of the Trust (including securities convertible into or exchangeable for Trust Units or other securities of the Trust, or warrants, options or other rights to acquire Trust Units or other securities of the Trust), for the purposes of:

(i)    obtaining funds to conduct the activities described above, including raising funds for further acquisitions;

(ii)    repaying of any indebtedness or borrowings of the Trust or any affiliate thereof, including the Series Notes and the CT Notes;

(iii)    establishing and implementing Unitholders rights plans, distribution reinvestment plans, Trust Unit purchase plans, and incentive option and other compensation plans of the Trust, if any;

(iv)    satisfying obligations to deliver securities of the Trust, including Trust Units, pursuant to the terms of securities convertible into or exchangeable for such securities of the Trust, whether or not such convertible or exchangeable securities have been issued by the Trust; and

(v)    makin g non-cash distributions to Unitholders as contemplated by the Trust Indenture including distributions pursuant to distribution reinvestment plans, if any, established by the Trust;

•

guaranteeing the obligations of its affiliates pursuant to any debt for borrowed money or any other obligation incurred by such entity in good faith for the purpose of carrying on its business, and pledging securities and other property owned by the Trust as security for any obligations of the Trust, including obligations under any guarantee;

•

repurchasing or redeeming Trust Units or other securities of the Trust, subject to the provisions of the Trust Indenture and applicable law; and

•

engaging in all activities incidental or ancillary to any of the foregoing.

Trust Units and Other Securities

Trust Units

An unlimited number of Trust Units may be created and issued pursuant to the Trust Indenture. Each Trust Unit entitles the holder thereof to one vote at any meeting of the holders of Trust Units and represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding up of the Trust. All Trust Units rank among themselves equally and ratably without discrimination, preference or priority. Each Trust Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Trust Units held by such holder (see "Redemption Right").  In addition, in certain circumstances Unitholders will have the right to instruct the trustees of EECT with respect to the voting of common shares of Enterra held by EECT at meetings of holders of common shares of EEC. See "Meetings of Unitholders" and "Exercise of Voting Rights".

The price per Trust Unit is a function of anticipated distributable income generated by the Trust and the ability of the Trust to effect long-term growth in the value of the Trust's assets. The market price of the Trust Units is sensitive to a variety of market conditions including, but not limited to, interest rates, commodity prices and our ability to acquire additional assets. Changes in market conditions may adversely affect the trading price of the Trust Units.

The Trust Units do not represent a traditional investment and should not be viewed by investors as "shares" in either Trust or the Trust Subsidiaries.  Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions.

The Trust Units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation, as it does not carry on or intend to carry on the business of a trust company.

Series Notes

The Series Notes are subordinated to senior indebtedness of the Trust and bear interest at various annual rates, expire at various dates up to 2033 and the principal amounts of the notes vary as additional funds are loaned from the Trust to the Operating Subsidiaries are principal repayments are made on the notes.  Interest is be payable for each month during the term on the 15th day of the month following such month.  The Series Notes are unsecured debt obligations of Operating Subsidiaries and are subordinated to all senior indebtedness of Enterra.

CT Notes

CT Notes are subordinated, demand participating promissory notes.  The CT Notes were issued by EECT to the Trust. Redemptions and returns of capital on shares of EEC held by EECT may be made from time to time and applied as prepayments of the principal amount of the CT Notes.  The CT Notes will bear interest at a rate that is re-set from time to time so as to approximate the return on investments held by EECT.

Income Streams

A portion of the cash flows generated by the assets held, directly or indirectly, by the Trust is distributed to Unitholders.  The Trustee may, in respect of any period, declare payable to the Unitholders all or any part of the net income of the Trust, less all expenses and liabilities of the Trust due and accrued and which are chargeable to the net income of the Trust.  The Trust's primary sources of cash flow are payments of interest and repayments of principal from the Trust Subsidiaries in respect of indebtedness of each of those entities to and in favor of the Trust.

Unitholder Limited Liability

The Trust Indenture provides that no Unitholder, in its capacity as such, shall incur or be subject to any liability in contract or in tort in connection with the Trust or its obligations or affairs and, in the event that a court determines that Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Trust's assets. Pursuant to the Trust Indenture, the Trust will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges or losses suffered by a Unitholder from or arising as a result of such Unitholder not having such limited liability.

The Trust Indenture provides that all contracts signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Notwithstanding the terms of the Trust Indenture, Unitholders may not be protected from liabilities of the Trust to the same extent a shareholder is protected from the liabilities of a corporation. Personal liability may also arise in respect of claims against the Trust (to the extent that claims are not satisfied by the Trust) that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability to Unitholders of this nature arising is considered unlikely in view of the fact that the sole activity of the Trust is to hold securities, and all of the business operations are carried on by the Operating Subsidiaries.

The activities of the Trust and the Trust Subsidiaries are conducted in such a way, upon advice of counsel, and in such jurisdictions as to avoid as far as possible any material risk of liability to the Unitholders for claims against the Trust including by obtaining appropriate insurance, where available, for the operations of the Operating Subsidiaries and by having contracts signed by or on behalf of the Trust include a provision that such obligations are not binding upon Unitholders personally.

Issuance of Trust Units

The Trust Indenture provides that Trust Units, including rights, warrants (including so called "special warrants" which may be exercisable for no additional consideration) and other securities to purchase, to convert into or to exchange into Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Directors may determine, including, without limitation, installment or subscription receipts.  The Trust Indenture also provides that EEC may authorize the creation and issuance of debentures, notes and other evidences of indebtedness of the Trust, which debentures, notes or other evidences of indebtedness may be created and issued from time to time on such terms and conditions to such persons and for such consideration as EEC may determine.

Trustee

Olympia Trust Company is the initial trustee of the Trust. The Trustee is responsible for, among other things, accepting subscriptions for Trust Units and issuing Trust Units pursuant thereto, maintaining the books and records of the Trust and providing timely reports to Unitholders. The Trust Indenture provides that the Trustee shall exercise its powers and carry out its functions thereunder as trustee honestly, in good faith and in the best interests of the Trust and the Unitholders and, in connection therewith, shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The initial term of the Trustee's appointment is until the third annual meeting of Unitholders.  The Unitholders shall, at the third annual meeting of Unitholders, re-appoint, or appoint a successor to the Trustee for an additional three year term, and thereafter, the Unitholders shall reappoint or appoint a successor to the Trustee at the annual meeting of Unitholders three years following the reappointment or appointment of the successor to the Trustee. The Trustee may also be removed by Special Resolution of the Unitholders.  Such resignation or removal becomes effective upon the acceptance or appointment of a successor trustee.

Delegation of Authority, Administration and Trust Governance

The Board of Directors has generally been delegated the significant management decisions of the Trust. In particular, pursuant to the Trust Indenture, the Trustee has delegated to EEC responsibility for any and all matters relating to the following: (i) an offering of securities of the Trust; (ii) ensuring compliance with all applicable laws, including in relation to an offering of securities of the Trust; (iii) all matters relating to the content of any offering documents, the accuracy of the disclosure contained therein and the certification thereof; (iv) all matters concerning the terms of, and amendment from time to time of the material contracts of the Trust; (v) all matters concerning any underwriting or agency agreement providing for the sale of Trust Units or rights to Trust Units; (vi) all matters relating to the redemption of Trust Units; and (vii) all matters relating to the voting rights on any instruments held by the Trust, other than the EECT.

In addition, pursuant to an administration agreement dated November 25, 2003 between the Trust and EEC (the "Administration Agreement"), EEC has been appointed the administrator of the Trust and is responsible for the administration and management of all general and administrative affairs of the Trust.  EEC is not entitled to the payment of a fee for the services provided to the Trust pursuant to the Administration Agreement.  At December 31, 2005, Enterra Energy employed 24 office employees and 33 field operations employees for a total of 57 employees.

The Trust, JED and JMG are parties to a 2nd Amended and Restated Agreement of Business Principles Pursuant to the 2nd Amended and Restated Agreement of Business Principles, the Trust appointed JED as the operator or contract operator of the Operating Subsidiaries' development drilling of oil and gas assets and JMG the operator or contract operator of the Operating Subsidiaries' exploration drilling of oil and gas assets.  New asset acquisitions by an Operating Subsidiary will be drilled by JED if the prospect has proved production, or by JMG if it does not.  The Trust has a first right to purchase assets owned by JED and a right to purchase 80% of interests of JMG when JMG has done sufficient exploratory drilling to prove commercially viable quantities of hydrocarbons, at a value established from an independent reserve report.  Both the Trust and JMG will farm out development drilling to JED on the basis that JED will pay 100% of the development costs to earn 70% of working interests.  On an individual basis, the terms of the agreement can be varied to meet specific situations with mutual agreement of the affected parties.

Liability of The Trustee

The Trustee, its directors, officers, employees, shareholders and agents are not liable to any Unitholder or any other person, in tort, contract or otherwise, in connection with any matter pertaining to the Trust or the property of the Trust, arising from the exercise by the Trustee of any powers, authorities or discretion conferred under the Trust Indenture, including, without limitation, any action taken or not taken in good faith in reliance on any documents that are, prima facie, properly executed, any depreciation of, or loss to, the property of the Trust incurred by reason of the sale of any asset, any inaccuracy in any evaluation provided by any other appropriately qualified person, any reliance on any such evaluation, any action or failure to act of EEC, or any other person to whom the Trustee has, with the consent of EEC, delegated any of its duties hereunder, or any other action or failure to act (including failure to compel in any way any former trustee to redress any breach of trust or any failure by EEC to perform its duties under or delegated to it under the Trust Indenture or any other contract), unless such liabilities arise out of the gross negligence, willful default or fraud of the Trustee or any of its directors, officers, employees or shareholders. If the Trustee has retained an appropriate expert, adviser or legal counsel with respect to any matter connected with its duties under the Trust Indenture, the Trustee may act or refuse to act based on the advice of such expert, adviser or legal counsel, and the Trustee shall not be liable for and shall be fully protected from any loss or liability occasioned by any action or refusal to act based on the advice of any such expert, adviser or legal counsel. In the exercise of the powers, authorities or discretion conferred upon the Trustee under the Trust Indenture, the Trustee is and shall be conclusively deemed to be acting as Trustee of the assets of the Trust and shall not be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses against or with respect to the Trust or the property of the Trust. In addition, the Trust Indenture contains other customary provisions limiting the liability of the Trustee.

Special Voting Rights

The Trust Indenture allows for the creation and issuance of an unlimited number of special voting rights ("Special Voting Rights") which will enable the Trust to provide voting rights to holders of Exchangeable Shares issued by certain Trust Subsidiaries and, in the future, to holders of other exchangeable shares that may be issued by Enterra or other subsidiaries of the Trust in connection with other exchangeable share transactions.

Holders of Special Voting Rights are not entitled to any distributions of any nature whatsoever from the Trust.  Each holder shall be entitled to attend at meetings of Unitholders and, subject to the terms of the instrument creating the Special Voting Rights, is entitled to that number of votes equal to the number of votes attached to the Trust Units for which the securities relating to such Special Voting Rights held by such holder are exchangeable, exercisable or convertible.  Holders of Special Voting Rights are also entitled to receive all notices, communications or other documentation required to be given or otherwise sent to Unitholders. Except for the right to attend and vote at meetings of Unitholders and receive notices, communications and other documentation sent to Unitholders, the Special Voting Rights do not confer upon the holders thereof any other rights.

Redemption Right

Trust Units are redeemable at any time on demand by the holders thereof upon delivery to the transfer agent of the Trust of the certificate or certificates representing such Trust Units, accompanied by a duly completed and properly executed notice requiring redemption. Upon receipt of the notice to redeem Trust Units by the transfer agent, the holder thereof shall only be entitled to receive a price per Trust Unit (the "Market Redemption Price") equal to the lesser of: (i) 90% of the "market price" of the Trust Units on the principal market on which the Trust Units are quoted for trading during the 10 trading day period commencing immediately after the date on which the Trust Units are tendered to the Trust for redemption; and (ii) the closing market price on the principal market on which the Trust Units are quoted for trading on the date that the Trust Units are so tendered for redemption. Where more than one market exists for the Trust Units, the principal market shall mean the market on which the Trust Units experience the greatest volume of trading activity on the date or for the period in question, as applicable.

For the purposes of this calculation, "market price" is an amount equal to the simple average of the closing price of the Trust Units for each of the trading days on which there was a closing price; provided that, if the applicable exchange or market does not provide a closing price but only provides the highest and lowest prices of the Trust Units traded on a particular day, the market price shall be an amount equal to the simple average of the average of the highest and lowest prices for each of the trading days on which there was a trade; and provided further that if there was trading on the applicable exchange or market for fewer than five of the 10 trading days, the market price shall be the simple average of the following prices established for each of the 10 trading days: the average of the last bid and last ask prices for each day on which there was no trading; the closing price of the Trust Units for each day that there was trading if the exchange or market provides a closing price; and the average of the highest and lowest prices of the Trust Units for each day that there was trading, if the market provides only the highest and lowest prices of Trust Units traded on a particular day. The closing market price is: an amount equal to the closing price of the Trust Units if there was a trade on the date; an amount equal to the average of the highest and lowest prices of the Trust Units if there was trading and the exchange or other market provides only the highest and lowest prices of Trust Units traded on a particular day; and the average of the last bid and last ask prices if there was no trading on the date.

The aggregate Market Redemption Price payable by the Trust in respect of any Trust Units surrendered for redemption during any calendar month shall be satisfied by way of a cash payment on the last day of the following month. The entitlement of Unitholders to receive cash upon the redemption of their Trust Units is subject to the limitation that the total amount payable by the Trust in respect of such Trust Units and all other Trust Units tendered for redemption in the same calendar month and in any preceding calendar month during the same year shall not exceed $100,000; provided that Enterra may, in its sole discretion, waive such limitation in respect of any calendar month. If this limitation is not so waived, the Market Redemption Price payable by the Trust in respect of Trust Units tendered for redemption in such calendar month shall be paid on the last day of the following month as follows: (i) firstly, by the Trust distributing Series Notes having an aggregate principal amount equal to the aggregate Market Redemption Price of the Trust Units tendered for redemption, and (ii) secondly, to the extent that the Trust does not hold Series Notes having a sufficient principal amount outstanding to effect such payment, by the Trust issuing its own promissory notes to the Unitholders who exercised the right of redemption having an aggregate principal amount equal to any such shortfall (herein referred to as "Redemption Notes"). Notwithstanding the foregoing, the distribution of any Series Notes and the issuance of any Redemption Notes shall be conditional upon the receipt of all necessary regulatory approvals and the making of all necessary governmental registrations, declarations and filings, including, without limitation, any required registration of the Series Notes or Redemption Notes, as applicable, to be distributed or issued in respect of the payment of the Market Redemption Price, and any required qualification of the Trust Indenture relating to such Series Notes or Redemption Notes, as the case may be, under the securities laws of the United States.

If at the time Trust Units are tendered for redemption by a Unitholder, (i) the outstanding Trust Units are not listed for trading on the TSX or NASDAQ and are not traded or quoted on any other stock exchange or market which Enterra considers, in its sole discretion, provides representative fair market value price for the Trust Units, or (ii) trading of the outstanding Trust Units is suspended or halted on any stock exchange on which the Trust Units are listed for trading or, if not so listed, on any market on which the Trust Units are quoted for trading, on the date such Trust Units are tendered for redemption or for more than five trading days during the 10 trading day period, commencing immediately after the date such Trust Units were tendered for redemption then such Unitholder shall, instead of the Market Redemption Price, be entitled to receive a price per Trust Unit (the "Appraised Redemption Price") equal to 90% of the fair market value thereof as determined by Enterra as at the date on which such Trust Units were tendered for redemption. The aggregate Appraised Redemption Price payable by the Trust in respect of Trust Units tendered for redemption in any calendar month shall be paid on the last day of the third following month by, at the option of the Trust: (i) a cash payment; or (ii) a distribution of Series Notes and/or Redemption Notes as described above.

It is anticipated that this redemption right will not be the primary mechanism for holders of Trust Units to dispose of their Trust Units. Series Notes or Redemption Notes, which may be distributed in specie to Unitholders in connection with a redemption, will not be listed on any stock exchange and no market is expected to develop in such Series Notes or Redemption Notes. Series Notes or Redemption Notes may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

Meetings of Unitholders

The Trust Indenture provides that meetings of Unitholders must be called and held for, among other matters, the election or removal of the Trustee, the appointment or removal of the auditors of the Trust, the approval of amendments to the Trust Indenture (except as described under "Amendments to the Trust Indenture"), the sale of the property of the Trust as an entirety or substantially as an entirety, and the commencement of winding up the affairs of the Trust.

A meeting of Unitholders may be convened at any time and for any purpose by the Trustee and must be convened, except in certain circumstances, if requisitioned in writing by (i) EEC or (ii) the holders of Trust Units and Special Voting Rights holding in aggregate not less than 5% of the votes entitled to be voted at a meeting of Unitholders. A requisition must, among other things, state in reasonable detail the business purpose for which the meeting is to be called.

Unitholders may attend and vote at all meetings of Unitholders either in person or by proxy and a proxy holder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 5% of the votes attaching to all outstanding Trust Units shall constitute a quorum for the transaction of business at all such meetings. For the purposes of determining such quorum, the holders of any issued Special Voting Rights who are present at the meeting shall be regarded as representing outstanding Trust Units equivalent in number to the votes attaching to such Special Voting Rights.

The Trust Indenture contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders in accordance with the requirements of applicable laws.

Exercise of Voting Rights

The Trustee is prohibited from authorizing or approving:

(a)

any sale, lease or other disposition of, or any interest in, all or substantially all of the assets owned, directly or indirectly, by the Trust, except in conjunction with an internal reorganization of the direct or indirect assets of the Trust, as a result of which the Trust has substantially the same interest, whether direct or indirect, in the assets as the interest, whether direct or indirect, that it had prior to the reorganization;

(b)

any merger, amalgamation, arrangement, reorganization, recapitalization, business combination or similar transaction involving the Trust and any other corporation, except in conjunction with an internal reorganization as referred to in paragraph (a) above; or

(c)

the winding up, liquidation or dissolution of the Trust prior to the end of the term of the Trust except in conjunction with an internal reorganization as referred to in paragraph (a) above;

without the prior approval of the Unitholders by Special Resolution at a meeting of Unitholders called for that purpose.

In addition, the Trustee is prohibited from authorizing EECT to vote any shares of Enterra in respect of:

(a)

any sale, lease or other disposition of, or any interest in, all or substantially all of the assets owned, directly or indirectly, by EEC, the Trust or EPP, except in conjunction with an internal reorganization of the direct or indirect assets of EEC, EECT or EPP, as the case may be, as a result of which EECT has substantially the same interest, whether direct or indirect, in the assets as the interest, whether direct or indirect, that it had prior to the reorganization;

(b)

any merger, amalgamation, arrangement, reorganization, recapitalization, business combination or similar transaction involving EEC, EECT or EPP and any other corporation, except in conjunction with an internal reorganization as referred to in paragraph (a) above;

(c)

the winding up, liquidation or dissolution of EEC, EECT or EPP prior to the end of the term of EECT, except in conjunction with an internal reorganization as referred to in paragraph (a) above;

(d)

any amendment to the articles of EEC to increase or decrease the minimum or maximum number of directors;

(e)

any material amendments to the articles of EEC to change the authorized share capital or amend the rights, privileges, restrictions and conditions attaching to any class of EEC's shares in a manner which may be prejudicial to EECT; or

(f)

any material amendment to the CT Indenture or the Partnership Agreement which may be prejudicial to EECT;

without the prior approval of the Unitholders by Special Resolution at a meeting of Unitholders called for that purpose.

Finally, the Trustee is prohibited from authorizing EECT to vote any shares of EEC with respect to any matter which under applicable law (including policies of Canadian securities commissions) or applicable stock exchange rules would require the approval of the holders of shares of EEC by ordinary resolution or special resolution, without the prior approval of the Unitholders by ordinary resolution or special resolution, as the case may be.

Amendments to the Trust Indenture

The Trust Indenture may be amended or altered from time to time by Special Resolution of the Unitholders. The Trustee may, without the approval of any of the Unitholders, amend the Trust Indenture for the purpose of:

(a)

ensuring the Trust's continuing compliance with applicable laws or requirements of any governmental agency or authority;

(b)

ensuring that the Trust will satisfy the provisions of each of subsections 108(2) and 132(6) and paragraph 132(7)(a) of the Tax Act as from time to time amended or replaced;

(c)

providing for and ensuring (i) the allocation of items of income, gain, loss, deduction and credit in respect of the Trust for United States federal income tax purposes; (ii) the filing of income tax returns necessary or desirable for the purposes of United States federal income tax; or (iii) compliance by the Trust with any other applicable provisions of United States federal income tax law;

(d)

ensuring that such additional protection is provided for the interests of Unitholders as the Trustee may consider expedient;

(e)

removing or curing any conflicts or inconsistencies between the provisions of the Trust Indenture or any supplemental indenture and any other agreement of the Trust or any offering document pursuant to which securities of the Trust are issued with respect to the Trust, or any applicable law or regulation of any jurisdiction, provided that in the opinion of the Trustee the rights of the Trustee and of the Unitholders are not prejudiced thereby;

(f)

curing, correcting or rectifying any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions, provided that in the opinion of the Trustee the rights of the Trustee and of the Unitholders are not prejudiced thereby; and

(g)

changing the situs of or the laws governing the Trust, which, in the opinion of the Trustee, is desirable in order to provide Unitholders with the benefit of any legislation limiting their liability.

Takeover Bid

The Trust Indenture contains provisions to the effect that if a takeover bid is made for the Trust Units and not less than 90% of the Trust Units (other than Trust Units held at the date of the takeover bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Trust Units held by Unitholders who did not accept the take-over bid on the terms offered by the offeror.  In the event of a take-over bid for Trust Units, any holder of a security exchangeable directly indirectly into Trust Units may, unless prohibited by the terms and conditions of such exchangeable security, convert, exercise or exchange such exchangeable security for the purpose of tendering Trust Units to the take-over bid, unless an identical offer is made by the offeror to purchase such exchangeable security.

Termination of the Trust

Unitholders may vote to terminate the Trust at any meeting of Unitholders duly called for that purpose, subject to the following: (a) a vote may only be held if requested in writing by the holders of not less than 20% of the outstanding Trust Units; (b) a quorum of 50% of the issued and outstanding Trust Units must be present in person or by proxy; and (c) the termination must be approved by Special Resolution of Unitholders.

Unless the Trust is earlier terminated or extended by vote of the Unitholders, the Trust shall continue in full force and effect for a period which shall end twenty-one years after the date of death of the last surviving issue of Her Majesty, Queen Elizabeth II. In the event that the Trust is wound up, the Trustee will sell and convert into money the property of the Trust in one transaction or in a series of transactions at public or private sale and do all other acts appropriate to liquidate the property of the Trust in accordance with any applicable laws or requirements of any governmental agency or authority, and shall in all respects act in accordance with the directions, if any, of the Unitholders in respect of termination authorized pursuant to the Special Resolution of the Unitholders authorizing the termination of the Trust. After paying, retiring or discharging or making provision for the payment, retirement or discharge of all known liabilities and obligations of the Trust and providing for indemnity against any other outstanding liabilities and obligations, the Trustee shall distribute the remaining part of the proceeds of the sale of the assets together with any cash forming part of the property of the Trust among the Unitholders in accordance with their pro rata interests.

Reporting to Unitholders

An independent recognized firm of chartered accountants audits the financial statements of the Trust annually.  The audited consolidated financial statements of the Trust, together with the report of such chartered accountants, will be mailed by the Trustee to Unitholders and the unaudited interim financial statements of the Trust will be mailed to Unitholders within the periods prescribed by securities legislation. The year-end of the Trust is December 31.  The Trust is subject to the continuous disclosure obligations under all applicable securities legislation.

The Trust is subject to the reporting requirements of the 1934 Act applicable to foreign private issuers, and in connection therewith will file or submit reports, including annual reports and other information with the U.S. Securities and Exchange Commission (the "SEC").  Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. The Trust's SEC filings and submissions will also be available to the public on the SEC's web site at http://www.sec.gov.

Additional Information of Enterra Energy

Enterra Energy has generally been delegated responsibility relating to significant management and operational decisions involving the Trust and the crude oil and natural gas properties underlying the Trust.  See "Additional Information Respecting the Trust – Delegation of Authority, Administration and Trust Governance".

Directors and Officers

The Board of Enterra Energy currently consists of four individuals.  The directors are elected by EECT at the direction of Unitholders by ordinary resolution, and hold office until the next annual meeting of Unitholders, which is scheduled for May 11, 2006.

The following table sets forth certain information respecting the directors and officers of Enterra Energy.

Name and Municipality of Residence	Position Held	Date First Elected or Appointed as Director
Reginald J. Greenslade (2) (3)* Calgary, Alberta	Director and Chairman*	2003
Herman S. (Scobey) Hartley (1) (3)(4) Calgary, Alberta	Director	2003
Norman Wallace (1) (2) Saskatoon, Saskatchewan	Director	2003
William E. Sliney (1)(2)(3)(4) San Ramon, California	Director	2004
E. Keith Conrad(4) Calgary, Alberta	Director, President and Chief Executive Officer	2005
John Kalman Calgary, Alberta	Chief Financial Officer	2005
John F. Reader Calgary, Alberta	Vice-President, Operations and Engineering	2005

Notes:

(1)

Member of Audit Committee

(2)

Member of Compensation Committee

(3)

Member of Reserves Committee

(4)

Member of Corporate Governance Committee

*  Mr. Greenslade announced that he will be resigning as Chairman of Enterra Energy effective March 31, 2006.

The directors and executive officers of Enterra Energy, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 410,820 Trust Units, representing approximately 1.125% of the issued and outstanding Trust Units (as of December 31, 2005), and 24,973 Exchangeable Shares.  Profiles of Enterra Energy's directors and executive officers and the particulars of their respective principal occupations during the last five years are set forth below.

Reginald (Reg) J. Greenslade, Director and Chairman

Mr. Greenslade was President, CEO and Director of Old Enterra from the fall of 2001 until November 2003 and continued as Chairman of Enterra Energy after the Enterra Arrangement. Following the resignation of the CEO and president on January 15, 2005, Mr. Greenslade was appointed President and CEO in addition to his duties as Chairman of the Board until the appointment of Mr. Conrad as President and CEO on June 1, 2005. On January 27, 2006, the Trust and JED announced that Mr. Greenslade would be resigning as Chairman of the Trust effective March 31, 2006.  Mr. Greenslade was a director of PASW Inc., a software development company, from February 2001 to July 2001. From 1995 until the formation of Enterra Energy, Mr. Greenslade was the President, CEO and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Saskatchewan Oil and Gas Corporation employed Mr. Greenslade in the capacities of project management, production, and reservoir engineering.

Herman S. (Scobey) Hartley, Director

Mr. Hartley has a Bachelor of Science degree in Geology from Texas Tech University. Mr. Hartley has been a director of Enterra Energy since May 2000. Mr. Hartley was the President of Prism Petroleum Ltd. and a predecessor company from December 1990 through December 1996. Mr. Hartley has been the Chairman of Prism Petroleum Ltd. since January 1997. Mr. Hartley has served as the President of Faster Oilfield Services since June 1995, and was the President of Cayenne Energy Corp. from 1990 to 1996. Mr. Hartley was the President and a Director of Scaffold Connection Corporation from February 2000 to November 2001. Mr. Hartley has been a Director of Cathedral Energy Services Ltd. since June 2001.

Norman Wallace, Director

Mr. Wallace has been a director of Enterra Energy since May 2000. Mr. Wallace resigned as a director of Old Enterra in August 2001 and was reappointed in June 2002. He has been the owner of Wallace Construction Specialties Ltd. since 1972. Mr. Wallace received a Bachelor of Commerce degree from the University of Saskatchewan in 1968.

William E. Sliney, Director

Mr. Sliney became a director of Enterra Energy on March 19, 2004. He has been the president of PASW, Inc. since August 2001 and was chairman from October 2000 to August 2001. Previously Mr. Sliney was the Chief Financial Officer for Legacy Software Inc. from 1995 to 1998. Mr. Sliney holds a masters degree in business administration from the University of California at Los Angeles.

E. Keith Conrad, Director, President and Chief Executive Officer

Mr. Conrad has over 40 years of business experience, the last 20 years directly involved with executive management in the oil and gas industry. Mr. Conrad has been Chairman of Macon Resources Ltd., a private company involved in the management of and investment in private and public companies in the oil and gas industry, since 1997. In addition to Macon Resources Ltd., Mr. Conrad has been a director or officer of the following companies: Petroflow Energy Ltd., Shaker Resources Inc., High Point Resources Ltd., Mesquite Exploration Ltd., Draig Energy Inc., Brigadier Energy Ltd., Serenpet Inc., AM Technologies Limited and Torex Resources Inc. at various times from 1990 to the present.  Mr. Conrad holds Bachelors of Arts and Law Degrees from the University of Alberta. All the above companies were publicly traded in the U.S., Canada, or both, during the periods indicated.

John Kalman, Chief Financial Officer

Mr. Kalman is a Chartered Accountant with over 23 years of business experience, the last 17 years involved in senior financial positions within the oil and gas industry. Mr. Kalman has been the Vice President, Finance & CFO of Macon Resources Ltd. since November 2004. From January 2004 to October 2004 Mr. Kalman was an independent consultant providing various accounting services to the oil and gas industry. Prior thereto, from October 1999 to December 2003 he was Vice President, Finance and CFO of Gauntlet Energy Corporation a junior oil and gas exploration and development company. Prior thereto, he was Vice President, Finance and CFO of First Calgary Petroleums Ltd., a junior international oil and gas exploration company. Mr. Kalman holds a Bachelor of Commerce Degree from the University of Calgary.  All the above companies were publicly traded in the U.S., Canada, or both, during the periods indicated.

John F. Reader, Vice-President, Operations and Engineering

Mr. Reader is a Professional Geological Engineer with over 25 years of resource industry experience.  Most recently he culminated an 18-year career with ChevronTexaco Corporation as Canadian Business Development manager, with prior experience as Mergers and Acquisitions manager, and various other supervisory roles.  As Business Development manager for JED, he provided deal origination, evaluation, negotiation, and transaction advisory services to JED, Enterra Energy and JMG Exploration Inc.  Mr. Reader was appointed Vice-President, Operations and Engineering of Enterra Energy in October 2005.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

With the exception of the items listed in Appendix "D", no director or executive officer of Enterra Energy is, as at the date hereof, or has been, within the 10 years prior to the date hereof, a director or executive officer of any company that, while that person was acting in that capacity,

(a)

was the subject of a cease trade or similar order or an order that denied such company access to any exemption under securities legislation for a period of more than 30 consecutive days,

(b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied such company access to any exemption under securities legislation for a period of more than 30 consecutive days, or

(c)

within a year of such person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

In addition, no director or executive officer of Enterra Energy has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such director or officer.

Conflicts of Interest

Circumstances may arise where members of the board of directors or officers of Enterra Energy are directors or officers of corporations, which are in competition to the interests of the Trust or the Trust Subsidiaries.  No assurances can be given that opportunities identified by such board members or officers will be provided to the Trust or the Trust Subsidiaries.  In accordance with Business Corporations Act (Alberta), a director or officer who is a party to a material contract or proposed material contract with the Trust or the Trust Subsidiaries or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with the Trust or the Trust Subsidiaries shall disclose to Enterra Energy the nature and extent of the director's or officer's interest. In addition, a director shall not vote on any resolution to approve a contract of the nature described except in limited circumstances.

Description of Securities

EEC is authorized to issue an unlimited number of common shares, an unlimited number of various classes of preferred shares and an unlimited number of exchangeable shares, issuable in series.  EECT is the sole holder of all of the issued and outstanding common shares and preferred shares of EEC.

Common Shares

Each common share entitles its holder to receive notice of and to attend all meetings of the shareholders of EEC and to one vote at such meetings.  The holders of common shares will be, at the discretion of the Board of Directors and subject to applicable legal restrictions and to certain preferences of holders of Exchangeable Shares and preferred shares, entitled to receive any dividends declared by the Board of Directors on the common shares to the exclusion of the holders of Exchangeable Shares, subject to the proviso that no dividends shall be paid on the common shares unless all declared dividends on the outstanding Exchangeable Shares and any other shares having priority over the common shares with respect to the payment of dividends have been paid in full.  The holders of common shares will be entitled to share equally in any distribution of the assets of EEC upon the liquidation, dissolution, bankruptcy or winding up of EEC or other distribution of its assets among its shareholders for the purpose of winding up its affairs.  Such participation is subject to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and any other shares having priority over the common shares.

Preferred Shares

EEC is authorized to issue an unlimited number of preferred shares in various classes.  The preferred shares can be redeemed at any time by EEC or at the request of the holder.  Preferred shares of each class will rank prior to the common shares and to the Exchangeable Shares with respect to the payment of dividends, if any, that have been declared and the distribution of assets in the event of the liquidation, dissolution or winding up of EEC.

Exchangeable Shares

The following is a summary description of the material provisions of the EEC Exchangeable Shares and the related rights of holders of EEC Exchangeable Shares, and thereafter is a description of the terms of the Voting and Exchange Trust Agreement and the Support Agreement related to the EEC Exchangeable Shares.  This summary is qualified in its entirety by reference to the full text of (i) the EEC Exchangeable Share provisions, (ii) the Support Agreement, and (iii) the Voting and Exchange Trust Agreement,

Each EEC Exchangeable Share has economic rights (including the right to have the exchange ratio adjusted to account for distributions paid to Unitholders) and voting rights equivalent to those of the Trust Units into which they are exchangeable from time to time.  In addition, holders of EEC Exchangeable Shares have the right to receive Trust Units at any time in exchange for their EEC Exchangeable Shares, on the basis of the exchange ratio in effect at the time of the exchange.  Holders of EEC Exchangeable Shares do not receive cash distributions from the Trust or EEC.  Rather, the exchange ratio is adjusted to account for distributions paid to Unitholders.  As of December 31, 2005, there were 348,146 EEC Exchangeable Shares outstanding.

The EEC Exchangeable Shares rank ratably with shares of any other series of exchangeable shares of EEC and prior to the common shares and any other shares ranking junior to the EEC Exchangeable Shares with respect to the payment of dividends, if any, that have been declared and the distribution of assets in the event of the liquidation, dissolution or winding up of EEC.  Holders of EEC Exchangeable Shares are entitled to receive cash dividends if, as and when declared by the Board of Directors.  In the event that any such dividends are paid, the exchange ratio will be correspondingly reduced to reflect such dividends.

EEC will not, without obtaining the approval of the holders of the EEC Exchangeable Shares as set forth below under "- Amendment and Approval":

(a)

pay any dividend on the common shares or any other shares ranking junior to the EEC Exchangeable Shares, other than stock dividends payable in common shares or any other shares ranking junior to the EEC Exchangeable Shares;

(b)

redeem, purchase or make any capital distribution in respect of the common shares or any other shares ranking junior to the EEC Exchangeable Shares;

(c)

redeem or purchase any other shares of EEC ranking equally with the EEC Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(d)

amend the articles or by laws of EEC in any manner that would affect the rights or privileges of the holders of EEC Exchangeable Shares.

The restrictions in (a), (b) and (c) above shall not apply if all declared dividends on the outstanding EEC Exchangeable Shares shall have been paid in full.

Liquidation or Insolvency of EEC

In the event of the liquidation, dissolution or winding up of EEC or any other proposed distribution of the assets of EEC among its shareholders for the purpose of winding up its affairs, a holder of EEC Exchangeable Shares will be entitled to receive from EEC, in respect of each such EEC Exchangeable Share, that number of Trust Units equal to the exchange ratio as at the effective date of such event.

Upon the occurrence of such an event, the Trust and Exchangeco will each have the overriding right to purchase all, but not less than all, of the EEC Exchangeable Shares then outstanding (other than EEC Exchangeable Shares held by the Trust or any subsidiary of the Trust) at a purchase price per EEC Exchangeable Share to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the exchange ratio at such time and, upon the exercise of this right, the holders thereof will be obligated to sell such EEC Exchangeable Shares to the Trust or Exchangeco, as applicable.  This right may be exercised by either the Trust or Exchangeco.

Upon the occurrence of an insolvency event (as specified in the EEC Exchangeable Share provisions), the Voting and Exchange Trust Agreement Trustee on behalf of the holders of the EEC Exchangeable Shares will have the right to require the Trust or Exchangeco to purchase any or all of the EEC Exchangeable Shares then outstanding and held by such holders at a purchase price per EEC Exchangeable Share to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the exchange ratio at such time, as described under "-Voting and Exchange Trust Agreement - Optional Exchange Right".

Automatic Exchange Right on Liquidation of the Trust

The Voting and Exchange Trust Agreement provides that in the event of a Trust liquidation event, as described below, the Trust or Exchangeco will be deemed to have purchased all outstanding EEC Exchangeable Shares and each holder of EEC Exchangeable Shares will be deemed to have sold their EEC Exchangeable Shares immediately prior to such Trust liquidation event at a purchase price per EEC Exchangeable Share to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the exchange ratio at such time.  "Trust liquidation event" means:

(a)

any determination by the Trust to institute voluntary liquidation, dissolution or winding up proceedings in respect of the Trust or to effect any other distribution of assets of the Trust among the Unitholders for the purpose of winding up its affairs; or

(b)

the earlier of, the Trust receiving notice of and the Trust otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Trust or to effect any other distribution of assets of the Trust among the Unitholders for the purpose of winding up its affairs in each case where the Trust has failed to contest in good faith such proceeding within 30 days of becoming aware thereof.

Retraction of EEC Exchangeable Shares by Holders and Retraction Call Right

Subject to the Retraction Call Right (defined below) of the Trust and Exchangeco, a holder of EEC Exchangeable Shares will be entitled at any time to require EEC to redeem any or all of the EEC Exchangeable Shares held by such holder for a retraction price (the "Retraction Price") per EEC Exchangeable Share equal to the value of that number of Trust Units equal to the exchange ratio as at the date of redemption (the "Retraction Date"), to be satisfied by the delivery of such number of Trust Units.  Fractional Trust Units will not be delivered.  Any amount payable on account of the Retraction Price that includes a fractional Trust Unit will be rounded down to the nearest whole number of Trust Units.  Holders of the EEC Exchangeable Shares may request redemption by presenting to EEC or the transfer agent for the EEC Exchangeable Shares a certificate or certificates representing the number of EEC Exchangeable Shares the holder desires to have redeemed, together with a duly executed retraction request and such other documents as may be reasonably required.  Subject to revocation as described below, the redemption will become effective on the Retraction Date, which will be seven business days after the date on which EEC or the transfer agent receives the retraction notice.  Unless otherwise requested by the holder and agreed to by EEC, the Retraction Date will not occur on such seventh business day if such day would occur between any distribution record date and the distribution payment date that corresponds to such distribution record date.  In this case, the Retraction Date will instead occur on such distribution payment date.  This will ensure that the exchange ratio used in connection with such redemption is increased to account for the distribution.

When a holder requests EEC to redeem the EEC Exchangeable Shares, the Trust and Exchangeco will have an overriding right (the "Retraction Call Right") to purchase on the Retraction Date, all but not less than all, of the EEC Exchangeable Shares that the holder has requested EEC to redeem at a purchase price per EEC Exchangeable Share equal to the Retraction Price, to be satisfied by the delivery of that number of Trust Units equal to the exchange ratio at such time.  At the time of a retraction request by a holder of EEC Exchangeable Shares, EEC will immediately notify the Trust and Exchangeco.  The Trust or Exchangeco must then advise EEC within two business days as to whether the Retraction Call Right will be exercised.  A holder may revoke his or her retraction request at any time prior to the close of business on the last business day immediately preceding the Retraction Date, in which case the holder's EEC Exchangeable Shares will neither be purchased by the Trust or Exchangeco nor be redeemed by EEC.  If the holder does not revoke his or her retraction request, the EEC Exchangeable Shares that the holder has requested EEC to redeem will on the Retraction Date be purchased by the Trust or Exchangeco or redeemed by EEC, as the case may be, in each case at a purchase price per EEC Exchangeable Share equal to the Retraction Price.  In addition, a holder of EEC Exchangeable Shares may elect to instruct the Voting and Exchange Trust Agreement Trustee to exercise the optional exchange right (the "Optional Exchange Right") to require the Trust or Exchangeco to acquire such holder's EEC Exchangeable Shares in circumstances where neither the Trust nor Exchangeco have exercised the Retraction Call Right.  See "Voting and Exchange Trust Agreement - Optional Exchange Right".

The Retraction Call Right may be exercised by either the Trust or Exchangeco.  If, as a result of solvency provisions of applicable law, EEC is not permitted to redeem all EEC Exchangeable Shares tendered by a retracting holder, EEC will redeem only those EEC Exchangeable Shares tendered by the holder as would not be contrary to such provisions of applicable law.  The holder of any EEC Exchangeable Shares not redeemed by EEC will be deemed to have required the Trust to purchase such unretracted EEC Exchangeable Shares in exchange for Trust Units on the Retraction Date pursuant to the Optional Exchange Right.  See "Voting and Exchange Trust Agreement - Optional Exchange Right".

Redemption of EEC Exchangeable Shares

Subject to applicable law and the Redemption Call Right of the Trust and Exchangeco, EEC:

(a)

will, on the Automatic Redemption Date (specified in the EEC Exchangeable Share provisions), redeem all, but not less than all, of the then outstanding EEC Exchangeable Shares for a redemption price per EEC Exchangeable Share equal to the value of that number of Trust Units equal to the exchange ratio as at that Redemption Date (as that term is defined below) (the "Redemption Price"), to be satisfied by the delivery of such number of Trust Units; and

(b)

may, at any time when the aggregate number of issued and outstanding EEC Exchangeable Shares is less than 1,000,000 (other than EEC Exchangeable Shares held by the Trust and its subsidiaries and as such shares may be adjusted from time to time) (collectively with the Automatic Redemption Date, a "Redemption Date"), redeem all but not less than all of the then outstanding EEC Exchangeable Shares for the Redemption Price per EEC Exchangeable Share (unless contested in good faith by the Trust), to be satisfied by the delivery of such number of Trust Units.

EEC will, at least 45 days prior to any Redemption Date, provide the registered holders of the EEC Exchangeable Shares with written notice of the prospective redemption of the EEC Exchangeable Shares.

The Trust and Exchangeco will have the right (the "Redemption Call Right"), notwithstanding a proposed redemption of the EEC Exchangeable Shares by EEC on the applicable Redemption Date, pursuant to the EEC Exchangeable Share provisions, to purchase on any Redemption Date all, but not less than all, of the EEC Exchangeable Shares then outstanding (other than EEC Exchangeable Shares held by the Trust or its subsidiaries) in exchange for the Redemption Price per EEC Exchangeable Share and, upon the exercise of the Redemption Call Right, the holders of all of the then outstanding EEC Exchangeable Shares will be obliged to sell all such shares to the Trust or Exchangeco, as applicable.  If either the Trust or Exchangeco exercises the Redemption Call Right, then EEC's right to redeem the EEC Exchangeable Shares on the applicable Redemption Date will terminate.  The Redemption Call Right may be exercised by either the Trust or Exchangeco.

Voting Rights

Except as required by applicable law, the holders of the EEC Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of EEC or to vote at any such meeting.  Holders of EEC Exchangeable Shares will have the notice and voting rights respecting meetings of the Trust that are provided in the Voting and Exchange Trust Agreement.  See "Voting and Exchange Trust Agreement - Voting Rights".

Amendment and Approval

The rights, privileges, restrictions and conditions attaching to the EEC Exchangeable Shares may be changed only with the approval of the holders thereof.  Any such approval or any other approval or consent to be given by the holders of the EEC Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two thirds of the votes cast thereon (other than shares beneficially owned by the Trust, or any of its subsidiaries and other affiliates) at a meeting of the holders of the EEC Exchangeable Shares duly called and held at which holders of at least 10% of the then outstanding EEC Exchangeable Shares are present in person or represented by proxy.  In the event that no such quorum is present at such meeting within one half hour after the time appointed therefore, then the meeting will be adjourned to such place and time (not less than ten days later) as may be determined at the original meeting and the holders of EEC Exchangeable Shares present in person or represented by proxy at the adjourned meeting will constitute a quorum thereat and may transact the business for which the meeting was originally called.  At the adjourned meeting, a resolution passed by the affirmative vote of not less than two thirds of the votes cast thereon (other than shares beneficially owned by the Trust or any of its subsidiaries and other affiliates) will constitute the approval or consent of the holders of the EEC Exchangeable Shares.

Voting and Exchange Trust Agreement

Voting Rights

In accordance with the Voting and Exchange Trust Agreement, the Trust issued Special Voting Rights to the Voting and Exchange Trust Agreement Trustee, for the benefit of the holders (other than the Trust and Exchangeco) of the EEC Exchangeable Shares.  The Special Voting Right carries a number of votes, exercisable at any meeting at which Unitholders are entitled to vote, equal to the number of Trust Units (rounded down to the nearest whole number) into which the outstanding EEC Exchangeable Shares are then exchangeable multiplied by the number of votes to which the holder of one Trust Unit is then entitled.  With respect to any written consent sought from the Unitholders, each vote attached to the Special Voting Right is exercisable in the same manner as set forth above.

Each holder of an EEC Exchangeable Share on the record date for any meeting at which Unitholders are entitled to vote will be entitled to instruct the Voting and Exchange Trust Agreement Trustee to exercise that number of votes attached to the Special Voting Right which relate to the EEC Exchangeable Shares held by such holder.  The Voting and Exchange Trust Agreement Trustee will exercise each vote attached to the Special Voting Right only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

The Voting and Exchange Trust Agreement Trustee will send to the holders of the EEC Exchangeable Shares the notice of each meeting at which the Unitholders are entitled to vote, together with the related meeting materials, a statement as to the current exchange ratio and the manner in which the holder may instruct the Voting and Exchange Trust Agreement Trustee to exercise the votes attaching to the Special Voting Right, at the same time as the Trust sends such notice and materials to the Unitholders.  The Voting and Exchange Trust Agreement Trustee will also send to the holders' copies of all information statements, interim and annual financial statements, reports and other materials sent by the Trust to the Unitholders at the same time as such materials are sent to the Unitholders.  To the extent such materials are provided to the Voting and Exchange Trust Agreement Trustee by the Trust, the Voting and Exchange Trust Agreement Trustee will also send to the holders all materials sent by third parties to Unitholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Unitholders.

All rights of a holder of EEC Exchangeable Shares to exercise votes attached to the Special Voting Right will cease upon the exchange of all such holder's EEC Exchangeable Shares for Trust Units.  With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the EEC Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of Exchangeco and EEC are of the opinion that such amendments are not prejudicial to the interests of the holders of the EEC Exchangeable Shares), the Voting and Exchange Trust Agreement may not be amended without the approval of the holders of the EEC Exchangeable Shares.

Optional Exchange Right

Upon the occurrence and during the continuance of:

(a)

an insolvency event; or

(b)

circumstances in which the Trust or Exchangeco may exercise certain call rights held by them, but elect not to exercise such call rights;

a holder of EEC Exchangeable Shares will be entitled to instruct the Voting and Exchange Trust Agreement Trustee to exercise the Optional Exchange Right with respect to any or all of the EEC Exchangeable Shares held by such holder, thereby requiring the Trust or Exchangeco to purchase such EEC Exchangeable Shares from the holder.  Immediately upon the occurrence of (i) an insolvency event, (ii) any event which will, with the passage of time or the giving of notice, become an insolvency event, or (iii) the election by the Trust and Exchangeco not to exercise a call right which is then exercisable by the Trust and Exchangeco, EEC, the Trust or Exchangeco will give notice thereof to the Voting and Exchange Trust Agreement Trustee.  As soon as practicable thereafter, the Voting and Exchange Trust Agreement Trustee will then notify each affected holder of EEC Exchangeable Shares (who has not already provided instructions respecting the exercise of the Optional Exchange Right) of such event or potential event and will advise such holder of its rights with respect to the Optional Exchange Right.

The purchase price payable by the Trust or Exchangeco for each EEC Exchangeable Share to be purchased under the Optional Exchange Right will be satisfied by the issuance of that number of Trust Units equal to the exchange ratio as at the day of closing of the purchase and sale of such EEC Exchangeable Shares under the Optional Exchange Right.

If, as a result of solvency provisions of applicable law, EEC is unable to redeem all of a holder's EEC Exchangeable Shares which such holder is entitled to have redeemed in accordance with the EEC Exchangeable Share Provisions, the holder will be deemed to have exercised the Optional Exchange Right with respect to the unredeemed EEC Exchangeable Shares and the Trust or Exchangeco will be required to purchase such shares from the holder in the manner set forth above.

Support Agreement

Trust Support Obligation

Under the Support Agreement, the Trust agrees that:

(a)

the Trust will take all actions and do all things necessary to ensure that EEC is able to pay to the holders of the EEC Exchangeable Shares the liquidation amount in the event of a liquidation, dissolution or winding up of EEC, the Retraction Price in the event of a retraction request by a holder of EEC Exchangeable Shares, or the Redemption Price in the event of a redemption of EEC Exchangeable Shares by EEC; and

(b)

the Trust will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding up of EEC.

The Support Agreement also provides that the Trust will not issue or distribute to the holders of all or substantially all of the outstanding Trust Units:

(a)

additional Trust Units or securities convertible into Trust Units;

(b)

rights, options or warrants for the purchase of Trust Units; or

(c)

units or securities of the Trust other than those in (a) or (b) above, evidences of indebtedness of the Trust or other assets of the Trust;

unless the same or an equivalent distribution is made to holders of EEC Exchangeable Shares, an equivalent change is made to the EEC Exchangeable Shares, such issuance or distribution is made in connection with a distribution reinvestment plan instituted for holders of Trust Units or a Unitholders rights protection plan approved for holders of Trust Units by the Board of Directors or the approval of holders of EEC Exchangeable Shares has been obtained.

In addition, the Trust may not subdivide, reduce, consolidate, reclassify or otherwise change the terms of the Trust Units unless an equivalent change is made to the EEC Exchangeable Shares or the approval of the holders of EEC Exchangeable Shares has been obtained.

In the event of any proposed take-over bid, issuer bid or similar transaction affecting the Trust Units, the Trust will use reasonable efforts to take all actions necessary or desirable to enable holders of EEC Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the Unitholders.

With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the EEC Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that such amendments are not prejudicial to the interests of the holders of the EEC Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the EEC Exchangeable Shares.

Under the Support Agreement, the Trust agrees to not exercise any voting rights attached to the EEC Exchangeable Shares owned by it or any of its respective subsidiaries and other affiliates on any matter considered at meetings of holders of EEC Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

RMAC Exchangeable Shares

The share attributes of the RMAC Exchangeable Shares and the ancillary rights of holders thereof, are substantially the same, in all material respects, subject to minor changes and variations as necessary in the context, to the share attributes of the EEC Exchangeable Shares and the ancillary rights of holders thereof.  RMAC entered into a support agreement and voting and exchange trust agreement with respect to the RMAC Exchangeable Shares substantially similar to the Support Agreement and the Voting and Exchange Trust Agreement.  Due to this similarity, for a summary description of the share attributes of the RMAC Exchangeable Shares and the ancillary rights of holders thereof see "Additional Information of Enterra Energy – Description of Securities –Exchangeable Shares," "Additional Information of Enterra Energy – Voting and Exchange Trust Agreement" and "Additional Information of Enterra Energy – Support Agreement".  This summary is qualified in its entirety by reference to the full text of (i) the RMAC Exchangeable Share provisions, and (ii) the related support agreement and voting and exchange trust agreement.  As at December 31, 2005 there were 659,116 RMAC Exchangeable Shares outstanding.

RMG Exchangeable Shares

Pursuant to the acquisition of RMG in June 1, 2005, the holders of RMG shares were issued, as partial consideration for the acquisition of their shares, RMG Exchangeable Shares.  The exchange of RMG Exchangeable Shares will occur automatically on June 1, 2006 and each holder of an RMG Exchangeable Share will receive one Trust Unit in exchange for each such exchangeable share so held.  As at December 31, 2005 there were 736,842 RMG Exchangeable Shares outstanding.

The rights attaching to the RMG Exchangeable Shares, as well as the terms of a support agreement entered into regarding the RMG Exchangeable Shares, are summarized below.

Exchange of RMG Exchangeable Shares

In the event of a liquidation, dissolution or winding up of Enterra US Acqco prior to June 1, 2006, a holder of RMG Exchangeable Shares will receive one Trust Unit for each RMG Exchangeable Share held by such holder.  Such Trust Units will be received through the automatic exercise of redemption rights held by Enterra US Acqco unless the overriding call rights granted in favour of certain entities (the "Call Right Entities") are exercised by one of such entities, as they determine in their sole discretion.  Upon the exercise of these call rights, the holders of the RMG Exchangeable Shares will be obligated to sell their RMG Exchangeable Shares to the exercising Call Right Entity.

On June 1, 2006, a holder of RMG Exchangeable Shares will receive either (i) one Trust Unit for each RMG Exchangeable Share held by such holder, or (ii) one or more of a combination of class C shares, a series A note, and/or a series B note of Enterra US Acqco.  Such securities will be received by holders of RMG Exchangeable Shares through the automatic exercise of redemption rights held by Enterra US Acqco unless the overriding call rights granted in favour of the Call Right Entities are exercised by one of such entities, as they determine in their sole discretion.  Upon the exercise of these call rights, the holders of the RMG Exchangeable Shares will be obligated to sell their RMG Exchangeable Shares to the exercising Call Right Entity in exchange for receipt of Trust Units or, as the case may be, one or more of a combination of class C shares, a series A note, and/or a series B note.

Whether or not Trust Units as opposed to one or more of a combination of class C shares, a series A note, and/or a series B note are issued in exchange for the RMG Exchangeable Shares is a matter determined in the sole discretion of Enterra US Acqco or the exercising Call Right Entity.

If, on June 1, 2006, a holder of RMG Exchangeable Shares receives in exchange for its RMG Exchangeable Shares one or more of a combination of class C shares, a series A note, and/or a series B note, each such security will provide, by the terms attaching to each, for the immediate exchange thereof in return for Trust Units, with the result that each holder of RMG Exchangeable Shares will end up with one Trust Unit for each RMG Exchangeable Share formerly held by such holder.  The exchange of class C shares, series A note, and/or series B note issued to holders of RMG Exchangeable Shares occurs through the mandatory exercise, by one of the Call Right Entities (as they determine in their discretion), of call rights granted by the terms of such class C shares, series A note, and/or series B note.  On the exercise of these call rights, the holders of such class C shares, series A note and/or series B note (being the former holders of RMG Exchangeable Shares) will be obligated to sell those securities to the exercising Call Right Entity in exchange for Trust Units.

Amendment and Approval

There may not be any amendment to the articles or bylaws of Enterra US Acqco, which would materially adversely affect holders of the RMG Exchangeable Shares, unless approval of such holders is obtained.  Any such approval, or any other approval or consent to be given by the holders of the RMG Exchangeable Shares, must be evidenced by a resolution passed by not less than two thirds of the votes cast thereon (other than shares beneficially owned by the Trust, or any of its subsidiaries and other affiliates) at a meeting of the holders of the RMG Exchangeable Shares duly called and held at which holders of at least 10% of the then outstanding RMG Exchangeable Shares are present in person or represented by proxy.

Support Agreement

Under a support agreement, Enterra US Acqco and each of the Call Right Entities agreed to duly and timely perform all of their respective obligations provided for in the RMG Exchangeable Share provisions, the class C share provisions and pursuant to the terms of the series A and B notes.  In addition: (i) Enterra US Acqco agreed that, so long as any RMG Exchangeable Shares are outstanding, it will take all such actions and do all such things necessary to enable the Call Right Entities to perform their respective obligations upon exercise of their call rights under the RMG Exchangeable Share provisions; (ii) the Fund agreed to take all actions and do all things necessary to ensure that Enterra US Acqco and the other Call Right Entities, as the case may be, are able to perform their respective obligations to deliver Trust Units upon exercise of their respective rights under the RMG Exchangeable Share provisions, class C share provisions and the series A and B notes; and (iii) the Fund agreed to not exercise any vote as a direct or indirect shareholder of Enterra US Acqco to initiate the voluntary liquidation, dissolution or winding up of Enterra US Acqco, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Enterra US Acqco, unless the prior approval of holders of RMG Exchangeable Shares is obtained.  The support agreement may not be amended without the approval of the holders of the RMG Exchangeable Shares except in connection with: (i) amendments for the purpose of adding covenants for the protection of the holders of the RMG Exchangeable Shares, class C shares or series A and B notes; (ii) making amendments required to cure ambiguities, mistakes or errors; and (iii) making amendments which the parties to the support agreement may agree to make provided that the board of directors of Enterra US Acqco are of the good faith opinion that such amendments are not materially prejudicial to the interests of the holders of the RMG Exchangeable Shares, class C shares or series A and B notes.

General

Competitive Conditions

All aspects of the oil and natural gas industry are highly competitive and Enterra actively competes with oil and natural gas and other companies, in particularly in the following areas: (i) exploration for and development of new sources of oil and natural gas reserves; (ii) reserve and property acquisitions; (iii) transportation and marketing of oil and natural gas and NGLs; (iv) access to services and equipment to carry out exploration, development or operating activities; and (v) attracting and retaining experienced industry personnel.  The oil and gas industry also competes with other industries focused on providing alternative forms of energy to consumers.  Competitive forces can lead to cost increases or result in an oversupply of oil and natural gas, both of which could have a negative impact on financial results of Enterra.

Environmental Protection

Enterra's operations are subject to government laws and regulations concerning pollution, protection of the environment and the handling and transport of hazardous materials.  These laws and regulations generally require Enterra to remove or remedy the effect of it activities on the environmental present and former operating sites, including dismantling production facilities and remediating damage caused by the use or release of specified substances.  The Board of Directors reviews the environment policy and compliance with overall laws and regulations.  Monitoring and reporting programs for environment, health and safety performance in day-to-day operations, as well as inspections and assessments, are designed to provide assurance that environmental and regulatory standards are met.  Contingency plans are in place for a timely response to an environmental event and remediation/reclamation programs are in place and utilized to restore the environment.

Enterra expects to incur abandonment and site reclamation costs as existing oil and gas properties are abandoned and reclaimed.  In 2005, expenditures beyond normal compliance with environmental regulations were not material.  Enterra does not anticipate making material expenditures beyond normal compliance with environmental regulations in 2006.  Based on our current estimate, the total anticipated undiscounted future cost of abandonment and reclamation costs to be incurred over the life of the reserves is estimated at $41.1million.

Foreign Operations

As at December 31, 2005, all of Enterra's reserves and all of its production were located in North America, which limits Enterra's exposure to risks and uncertainties in countries considered politically and economically unstable.  Enterra does not have operations and related assets outside North America.

Federal Government Pronouncements on Income Trusts and Mutual Fund Status

Throughout 2004 and much of 2005, the Canadian federal government expressed concerns about a potential reduction in future tax revenues due to the increased presence of income trusts in the Canadian economy and the increased ownership of income trusts and other flow-through entities by non-residents of Canada.  The Minister of Finance indicated in the February 23, 2005 federal budget that further consultations would be pursued with stakeholders on taxation issues related to income trust and other flow-through entities.  On September 8, 2005, the Department of Finance released a discussion paper on these matters and invited interested parties to make submissions to the Department of Finance.  On November 23, 2005 the Minister of Finance issued a news release announcing that no change would be make to the tax treatment of income trusts in Canada and calling an end to the consultation process initiated in September 2005.  In the January 2006 federal election, the federal minority Liberal government was replaced by a minority Conservative government.  Both the Liberal and Conservative parties have stated that they do not intend to change the current tax treatment of income trusts.  In connection with the November 23, 2005 announcement, the former Liberal government also announced a reduction in the personal tax rate on corporate dividends received by Canadians in order to "level the playing field" between corporations and income trusts.  The new Conservative government has not made any statement in respect of the proposed personal tax rate reduction.

Enterra believes the November 23, 2005 announcement should help to remove some of the uncertainty surrounding the taxation of the income trust sector.  However, the Trust continues to rely on an exception contained in the Tax Act in order to ensure that it maintains its "mutual fund trust" status under the Tax Act.  Absent such exception, the high percentage of Trust Unit ownership by non-residents of Canada (approximately 84% in February 2006) may cause the Trust to be considered to be "established or maintained primarily for the benefit of non-residents of Canada", and as a result the Trust would lose its mutual fund status.  See "Risk Factors"

Risk Factors

Set out below is risk factors that could materially adversely affect our cash flow, operating results, financial condition or the business of our Operating Subsidiaries. Investors should carefully consider these risk factors before making investment decisions involving our Trust Units.

Our results of operations and financial condition are dependent on the prices received for our oil and natural gas production.

Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to, worldwide political instability, foreign supply of oil and natural gas, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. Any decline in crude oil or natural gas prices may have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of oil and natural gas reserves. Any resulting decline in our cash flow could reduce distributions.

We use financial derivative instruments and other hedging mechanisms to try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, our commodity hedging activities could expose us to losses. Such losses could occur under various circumstances, including where the other party to a hedge does not perform its obligations under the hedge agreement, the hedge is imperfect or our hedging policies and procedures are not followed. Furthermore, we cannot guarantee that such hedging transactions will fully offset the risks of changes in commodities prices.

In addition, we regularly assess the carrying value of our assets in accordance with Canadian generally accepted accounting principles under the full cost method. If oil and natural gas prices become depressed or decline, the carrying value of our assets could be subject to downward revision.

An increase in operating costs or a decline in our production level could have a material adverse effect on our results of operations and financial condition.

Higher operating costs for our underlying properties will directly decrease the amount of cash flow received by Enterra and, therefore, may reduce distributions to our Unitholders.  Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of the operating costs that are susceptible to material fluctuation.

The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in our production could result in materially lower revenues and cash flow and, therefore, could reduce the amount available for distributions to Unitholders.

Distributions of the Trust may be reduced during periods in which we make capital expenditures or debt repayments using cash flow.

To the extent that we use cash flow from our Operating Subsidiaries to finance acquisitions, development costs and other significant expenditures, the net cash flow that the Trust receives that is available for distribution to Unitholders will be reduced. Hence, the timing and amount of capital expenditures may affect the amount of net cash flow received by the Trust and, as a consequence, the amount of cash available to distribute to Unitholders.  Therefore, distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made.

The Board of Directors has the discretion to determine the extent to which cash flow from the Trust's will be allocated to the payment of debt service charges as well as the repayment of outstanding debt, including under credit facilities. Funds used for such purposes will not be payable to the Trust. As a consequence, the amount of funds retained by Enterra to pay debt service charges or reduce debt will reduce the amount of cash available for distribution to Unitholders during those periods in which funds are so retained.

The retention of cash flow in the Operating Subsidiaries to finance capital expenditures or debt repayments may result in current income taxes being incurred by such Canadian Operating Subsidiaries and/or increased income taxes payable by such U.S. Operating Subsidiaries.  Payment of cash income taxes may in turn reduce the cash distribution made by the Trust to the Unitholders.

The return on an investment in the Trust is not comparable to the return on an investment in a fixed income security.  The recovery of an initial investment in the Trust is at risk, and the anticipated return on such investment is based on many performance assumptions.  Although the Trust intends to make distributions of its available cash to Unitholders, these cash distributions may be reduced or suspended.  Cash distributions are not guaranteed.  The actual amount distributed will depend on numerous factors including: the financial performance of the Operating Subsidiaries, debt obligations, commodity prices, production levels, working capital requirements, future capital requirements, applicable law and other factors beyond the control of the Trust.  In addition, the market value of the Trust Units of may decline if the Trust's cash distributions decline in the future, and that decline may be material.

Trust distributions are affected by marketability of production.

Our business depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Canadian federal and provincial, as well as United States federal and state, regulation of oil and gas production, processing and transportation, tax and energy policies, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors change and inhibit the marketing of our production, overall production or realized prices may decline, which could reduce distributions to our Unitholders.

Fluctuations in foreign currency exchange rates could adversely affect our business.

The price that we receive for a majority of our oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price that we receive in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar may negatively impact net production revenue by decreasing the Canadian dollars received for a given United States dollar price. We could be subject to unfavourable price changes to the extent that we have engaged, or in the future engage, in risk management activities related to foreign exchange rates, through entry into forward foreign exchange contracts or otherwise.

Ability to replenish reserves affects our distributions.

We do not actively explore for oil and natural gas reserves. Instead, we add to our oil and natural gas reserves primarily through development, exploitation and acquisitions. As a result, future oil and natural gas reserves are highly dependent on our success in exploiting existing properties and acquiring additional reserves. We also distribute the majority of our net cash flow to Unitholders rather than reinvesting it in reserve additions. Accordingly, if external sources of capital, including the issuance of additional Trust Units, become limited or unavailable on commercially reasonable terms, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves will be impaired. To the extent that we are required to use cash flow to finance capital expenditures or property acquisitions, the level of cash flow available for distribution to Unitholders will be reduced. Additionally, we cannot guarantee that we will be successful in developing additional reserves or acquiring additional reserves on terms that meet our investment objectives. Without these reserve additions, our reserves will deplete and as a consequence, either production from, or the average reserve life of, our properties will decline. Either decline may result in a reduction in the value of our Trust Units and in a reduction in cash available for distributions to Unitholders.

Actual reserves will vary from reserve estimates.

The value of our Trust Units depends upon, among other things, the reserves attributable to our properties. Estimating reserves is inherently uncertain.  Ultimately, actual reserves attributable to our properties will vary from estimates, and those variations may be material.  The reserve figures contained herein are only estimates.  A number of factors are considered and a number of assumptions are made when estimating reserves.  These factors and assumptions include, among others:

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historical production in the area compared with production rates from similar producing areas;

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future commodity prices, production and development costs, royalties and capital expenditures;

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initial production rates;

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production decline rates;

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ultimate recovery of reserves;

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success of future development activities;

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marketability of production;

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effects of government regulation; and

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other government levies that may be imposed over the producing life of reserves.

Reserve estimates are based on the relevant factors, assumptions and prices on the date the relevant evaluations were prepared. Many of these factors are subject to change and are beyond our control. If these factors, assumptions and prices prove to be inaccurate, actual results may vary materially from reserve estimates.

Incorrect assessments of value at the time of the acquisition could adversely affect the market price of our Trust Units and our distributions.

The price we are willing to pay for reserve acquisitions is based largely on estimates of the reserves to be acquired. Actual reserves could vary materially from these estimates. Consequently, the reserves we acquire may be less than expected, which could adversely impact cash flows and distributions to Unitholders.  An initial assessment of an acquisition may be based on a report by engineers or firms of engineers that have different evaluation methods and approaches than those of our engineers, and these initial assessments may differ significantly from our subsequent assessments.

We may undertake acquisitions that could limit our ability to manage and maintain our business result in adverse accounting treatment and are difficult to integrate into our business. Any of these events could result in a material change in our liquidity, impair our ability to pay dividends and could adversely affect the value of your investment.

A component of future growth will depend on the ability to identify, negotiate, and acquire additional companies and assets that complement or expand existing operations. However we may be unable to complete any acquisitions, or any acquisitions we may complete may not enhance our business. Any acquisitions could subject us to a number of risks, including:

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diversion of management's attention;

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inability to retain the management, key personnel and other employees of the acquired business;

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inability to establish uniform standards, controls, procedures and policies;

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inability to retain the acquired company's customers;

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exposure to legal claims for activities of the acquired business prior to acquisition; and inability to integrate the acquired company and its employees into our organization effectively.

The operation of a portion of our properties is dependent on third-party operators, and harm to their business could adversely affect our revenues and ultimately our distributions.

The continuing production from a property, and to some extent the marketing of that production, is dependent upon the ability of the operators of those properties. At December 31, 2005, approximately 14% of our daily production was from properties operated by third parties. To the extent a third-party operator fails to perform its functions efficiently or becomes insolvent, our revenue may be reduced. Third party operators also make estimates of future capital expenditures more difficult.

Further, the operating agreements, which govern the properties not operated by us typically, require the operator to conduct operations in a good and "workmanlike" manner. These operating agreements generally provide, however, that the operator has no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except for liabilities that may result from gross negligence or willful misconduct.

Delays in business operations could adversely affect our distributions.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:

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restrictions imposed by lenders;

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accounting delays;

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delays in the sale or delivery of products;

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delays in the connection of wells to a gathering system;

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blowouts or other accidents;

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adjustments for prior periods;

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recovery by the operator of expenses incurred in the operation of the properties; or

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the establishment by the operator of reserves for these expenses.

Any of these delays could reduce the amount of cash available for distribution to Unitholders in a given period and expose us to additional third party credit risks.

Our debt level could have a material adverse effect on our ability to pay distributions to our Unitholders.

The payment of interest and principal, and other costs, expenses and disbursements to our lenders reduces the amounts available for distribution to Unitholders. Variations in interest rates and scheduled principal repayments could result in significant changes to the amount of the cash flow required to be applied to the debt before payment of any amounts to the Unitholders. The agreements governing our credit facilities provide that if we are in default under the credit facilities, exceed certain borrowing thresholds or fail to comply with certain covenants, we must repay the indebtedness at an accelerated rate, and the ability to make distributions to Unitholders may be restricted.

Our lenders have been provided with a security interest in substantially all of our assets. If we are unable to pay the debt service charges or otherwise commit an event of default, such as bankruptcy, our lenders may foreclose on and sell the properties. The proceeds of any sale would be applied to satisfy amounts owed to the lenders and our other creditors. Only after the proceeds of that sale were applied towards all debts would the remainder, if any, be available for distribution to Unitholders.

Our current credit facilities and any replacement credit facilities may not provide sufficient liquidity.

In March 2006, the Trust closed a $110.0 million senior secured bridge facility.  This non-revolving credit facility was be used to payout the existing $100.0 million credit facilities of the Trust.  The facility bears interest at 2.5% above bank prime lending rates and matures on December 31, 2006.  The facility is secured by a first charge over all Canadian assets of the Trust and a second charge over all US assets.

In March 2006 the Trust closed a USD $200.0 million senior secured bridge credit facility.  This non-revolving facility bears interest at 4.5% above London Interbank Offering Rate and matures September 20, 2006 with a one-time option to extend the facility for an additional three-month period.  The facility is secured by a first charge over all US assets of the Trust and a second charge over all Canadian assets.  The terms of the agreement restrict the Trust’s ability to distribute cash flow from the U.S. cost center to USD $1.5 million per month.

The Trust does not expect to repay the two bridge facilities from internally generated cash and will need to seek additional financing through the issuance of debt or equity.

Our assets are highly leveraged. Any material change in our liquidity could impair our ability to pay dividends and could adversely affect the value of your investment.

We carry a high amount of debt relative to our assets. A decrease in the amount of our production or the price we receive for it could make it difficult for us to service our debt or may cause our lenders to determine that our assets are insufficient security for our debts.

Changes in market-based factors may adversely affect the trading price of our Trust Units.

The market price of our Trust Units is primarily a function of anticipated distributions to Unitholders and the value of our properties. The market price of our Trust Units is therefore sensitive to a variety of market-based factors, including, but not limited to, interest rates and the comparability of our Trust Units to other yield oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Trust Units.

Our operations are entirely independent from the Unitholders and loss of key management and other personnel could impact our business.

Unitholders are entirely dependent on the management of Enterra with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to our oil and natural gas properties and the administration of the Trust. The loss of the services of key individuals who currently comprise the management team could have a detrimental effect on the Trust. Investors should carefully consider whether they are willing to rely on the existing management before investing in the Trust Units.

The oil and natural gas industry is highly competitive.

We compete for capital, acquisitions of reserves, undeveloped lands, skilled personnel, access to drilling rigs, service rigs and other equipment, access to processing facilities, pipeline and refining capacity and in many other respects with a substantial number of other organizations, many of which may have greater technical and financial resources than we do. Some of these organizations explore for, develop and produce oil and natural gas and carry on refining operations and market oil and other products on a worldwide basis. As a result of these complementary activities, some of our competitors may have greater and more diverse competitive resources to draw on than we do. Given the highly competitive nature of the oil and natural gas industry, this could adversely affect the market price of our Trust Units and distributions to Unitholders.

The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.

Our operations are subject to all of the risks associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells, and the production and transportation of oil and natural gas. These risks include encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. A number of these risks could result in personal injury, loss of life, or environmental and other damage to our property or the property of others. We cannot fully protect against all of these risks, nor are all of these risks insurable. We may become liable for damages arising from these events against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons. Any costs incurred to repair these damages or pay these liabilities would reduce funds available for distribution to Unitholders.

We may incur material costs to comply with or as a result of health, safety, and environmental laws and regulations.

The oil and natural gas industry is subject to extensive environmental regulation pursuant to local, provincial and federal legislation. A breach of that legislation may result in the imposition of fines or the issuance of "clean up" orders. Legislation regulating the oil and natural gas industry may be changed to impose higher standards and potentially more costly obligations. For example, the 1997 Kyoto Protocol to the United Nation's Framework Convention on Climate Change, known as the Kyoto Protocol, was ratified by the Canadian government in December 2002 and will require, among other things, significant reductions in greenhouse gases. The impact of the Kyoto Protocol on us is uncertain and may result in significant additional costs (future) for our operations. Although we record a provision in our financial statements relating to our estimated future environmental and reclamation obligations, we cannot guarantee that we will be able to satisfy our actual future environmental and reclamation obligations.

We are not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damages) is not available on economically reasonable terms.

Accordingly, our properties may be subject to liability due to hazards that cannot be insured against, or that have not been insured against due to prohibitive premium costs or for other reasons. Any site reclamation or abandonment costs actually incurred in the ordinary course of business in a specific period will be funded out of cash flow and, therefore, will reduce the amounts available for distribution to Unitholders. Should we be unable to fully fund the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Lower oil and gas prices increase the risk of impairment of our oil and gas property investments.

All costs related to the exploration for and the development of oil and gas reserves are capitalized into one of two cost centers, Canada and the United States.  Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells and production equipment. General and administrative costs are capitalized if they are directly related to development or exploration projects.  Proceeds from the disposal of oil and natural gas properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a 20% change in the depletion rate.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of equivalents on a relative energy content basis.  The amounts recorded for depletion, depreciation and the asset retirement obligation are based on estimates. The ceiling test calculation is based on estimates of reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and may impact the consolidated financial statements of future periods.

The Trust places a limit on the carrying value of property and equipment, which may be depleted against revenues of future periods (the "ceiling test"). The ceiling test is conducted separately for each cost center, Canada and the United States.  The carrying value is assessed to be recoverable when the sum of the undiscounted cash flows expected from the production of proved reserves, the lower of cost and market of unproved properties and the cost of major development projects exceeds the carrying value of the cost center. When the carrying value is not assessed to be recoverable, an impairment loss is recognized to the extent that the carrying value of petroleum and natural gas properties exceeds the sum of the discounted cash flows expected from the production of proved and probable reserves, the lower of cost and market of unproved properties and the cost of major development projects. The cash flows are estimated using expected future product prices and costs and are discounted using a risk-free interest rate. The carrying value of property and equipment subject to the ceiling test includes asset retirement costs.  By their nature, these estimates are subject to measurement uncertainty and may impact the consolidated financial statements of future periods.

In 2005 a provision of $13.8 million is included within depletion, depreciation and accretion expense due to a ceiling test write down in the United States cost center.  The provision was required due to the expiration of certain undeveloped lands in RMG, which increased the cost base that the test is calculated on and a reduction of the reserves in the December 31, 2005 reserve report due to the results from the properties during 2005.   The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile.

Unforeseen title defects may result in a loss of entitlement to production and reserves.

Although we conduct title reviews in accordance with industry practice prior to any purchase of resource assets, such reviews do not guarantee that an unforeseen defect in the chain of title will not arise and defeat our title to the purchased assets. If such a defect were to occur, our entitlement to the production from such purchased assets could be jeopardized and, as a result, distributions to Unitholders may be reduced.

Aboriginal land claims

The economic impact on us of claims of aboriginal title is unknown. Aboriginal people have claimed aboriginal title and rights to a substantial portion of western Canada. We are unable to assess the effect, if any, that any such claim would have on our business and operations.

Changes in tax and other legislation may adversely affect Unitholders.

Income tax laws, other legislation or government incentive programs relating to the oil and gas industry, such as the treatment of mutual fund trusts and resource allowance, may in the future be changed or interpreted in a manner that adversely affects the Trust and the Unitholders.  Tax authorities having jurisdiction over the Trust or the Unitholders may disagree with the manner in which we calculate our income for tax purposes or could change their administrative practices to our detriment or the detriment of the Unitholders.

In particular, generally speaking, the Tax Act provides that a trust will permanently lose its "mutual fund trust" status (which is essential to the income trust structure) if it is established or maintained primarily for the benefit of non-residents of Canada (which is generally interpreted to mean that the majority of Unitholders must not be non-residents of Canada), unless at all times after February 21,1990, "all or substantially all" of the trust's property consisted of property other than taxable Canadian property (the "TCP Exception").  Based on the most recent information obtained by Enterra through its transfer agent and financial intermediaries, in February 2006 an estimated 84% of Enterra's issued and outstanding Trust Units were held by non-residents of Canada (as defined in the Tax Act) at that time.  The Trust is currently able to take advantage of the TCP Exception, and as a result, the Trust does not currently have a specific limit on the percentage of Trust Units that may be owned by non-residents.

On March 23, 2004, the Canadian federal government announced proposed changes to the Tax Act, which would have effectively eliminated, over a period of time, the TCP Exception currently relied on by Enterra to maintain its mutual fund trust status.  However, as the proposed changes only affected mutual fund trusts that held contractual oil and gas royalties, the proposals would not have had a direct impact on Enterra.  In response to submissions from and discussions with stakeholders, the Canadian federal government suspended the implementation of those proposed amendments.  The Minister of Finance indicated in the February 23, 2005 federal budget that further consultations would be pursued with stakeholders on taxation issues related to income trust and other flow-through entities.  On September 8, 2005, the Department of Finance released a discussion paper on these matters and invited interested parties to make submissions to the Department of Finance.  On November 23, 2005, the Minister of Finance released a news release announcing that no change would be made to the tax treatment of income trusts in Canada and calling an end to the consultation process initiated in September 2005.

Notwithstanding the above, there is no assurance that Canadian federal government will not introduce new changes or proposals to tax regulations directed at non-resident ownership which, given the Trust's level of non-resident ownership, may result in the Trust losing its mutual fund trust status or could otherwise detrimentally affect Enterra and the market price of the Trust Units.  Enterra intends to continue to take the necessary measures in order to ensure the Trust continues to qualify as a mutual fund trust under the Tax Act.  There would be material adverse consequences if the Trust lost its status as a mutual fund trust under Canadian tax laws.

Enterra may not be able to take steps necessary to ensure that the Trust maintains its mutual fund trust status.  Even if the Trust is successful in taking such measures, these measures could be adverse to certain holders of Trust Units, particularly "non-residents" of Canada (as defined in the Tax Act).  The Board of Directors could impose a specific limit on the number of Trust Units that could be beneficially owned by non-residents of Canada, similar to the non-resident ownership restrictions in place for other income funds and royalty trusts in Canada, or could implement a dual-class unit structure which would effectively limit the aggregate number of Trust Units that could be owned by non-residents of Canada.  Steps could be taken to ensure that no additional Trust Units are issued or transferred to non-residents, including limiting and suspending the trading of the Trust Units.

There would be material adverse tax consequences if the Trust lost its status as a mutual fund trust under Canadian tax laws.

It is intended that Enterra continue to qualify as a mutual fund trust for purposes of the Tax Act. The Trust may not, however, always be able to satisfy any future requirements for the maintenance of mutual fund trust status. Should the status of the Trust as a mutual fund trust be lost or successfully challenged by a relevant tax authority, certain adverse consequences may arise for the Trust and Unitholders.  Some of the significant consequences of losing mutual fund trust status are as follows:

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The Trust would be taxed on certain types of income distributed to Unitholders. Payment of this tax may have adverse consequences for some Unitholders, particularly Unitholders that are not residents of Canada and residents of Canada that are otherwise exempt from Canadian income tax.

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The Trust would cease to be eligible for the capital gains refund mechanism available under Canadian tax laws.

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Trust Units held by Unitholders that are non-residents of Canada would become taxable Canadian property. These non-resident holders would be subject to Canadian income tax on any gains realized on a disposition of Trust Units held by them.

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The Trust Units may not constitute qualified investments for Registered Retirement Savings Plans ("RRSPs"), Registered Retirement Income Funds ("RRIFs"), Registered Education Savings Plans ("RESPs"), or Deferred Profit Sharing Plans ("DPSPs"). If, at the end of any month, one of these exempt plans holds Trust Units that are not qualified investments, the plan must pay a tax equal to 1% of the fair market value of the Trust Units at the time the Trust Units were acquired by the exempt plan. An RRSP or RRIF holding non-qualified Trust Units would be subject to taxation on income attributable to the Trust Units. If an RESP holds non-qualified Trust Units, it may have its registration revoked by the Canada Revenue Agency.

Taxation of the Operating Subsidiaries

Enterra is subject to taxation in each taxation year on its taxable income for the year, after deducting interest paid to the Trust in respect of the Series Notes. During the period that Exchangeable Shares are outstanding, a portion of the cash flow from operations will be subject to tax to the extent that there are not sufficient resource pool deductions, capital cost allowance or utilization of prior years non-capital losses to reduce taxable income to zero.  The Operating Subsidiaries intend to deduct, in computing their income for tax purposes, the full amount available for deduction in each year associated with their income tax resource pools, undepreciated capital cost ("UCC") and non-capital losses, if any. If there are not sufficient resource pools, UCC, non-capital losses carried forward, and interest to shelter the income of the Operating Subsidiaries, then cash taxes would be payable. In addition, there can be no assurance that taxation authorities will not seek to challenge the amount of interest expense relating to the Series Notes. If such a challenge were to succeed against us, it could materially adversely affect the amount of cash flow available for distribution to Unitholders.

Further, interest on the Series Notes accrues at the Trust level for income tax purposes whether or not actually paid. The Trust Indenture provides that an amount equal to the taxable income of the Trust will be distributed each year to Unitholders in order to reduce the Trust's taxable income to zero. Where interest payments on the Enterra Debt are due but not paid in whole or in part, the Trust Indenture provides that any additional amount necessary to be distributed to Unitholders may be distributed in the form of Trust Units rather than in cash. Unitholders will be required to include such an amount equal to the fair market value of Trust Units in income even though they do not receive a cash distribution.

The Trust Indenture provides that an amount equal to the taxable income of the Trust will be payable each year to Unitholders in order to reduce the Trust's taxable income to zero. Where in a particular year, the Trust does not have sufficient available cash to distribute such an amount to the Unitholders; the Trust Indenture provides that additional Trust Units must be distributed to Unitholders in lieu of cash payments.  Unitholders will generally be required to include an amount equal to the fair market value of those Trust Units in their taxable income, notwithstanding that they do not directly receive a cash payment.

You may be required to pay taxes even if you do not receive any cash distributions.

You may be required to pay federal income taxes and, in some cases, state, provincial and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us.  You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

United States Unitholders may be limited in their ability to use the Canadian withholding tax as a credit against United States federal income tax and in their ability to claim the effect of certain other favourable United States income tax provisions.

The Trust expects that it will be classified for United States federal income tax purposes as a partnership and not as a corporation.  As a result, a citizen of the United States and each other person who is subject to United States federal income tax on a net income basis with respect to the Trust Units (each such person is referred to herein as a U.S. Unitholder) will include its share of the income, gain, loss, deduction and credit of the Trust on its United States federal income tax return in determining its liability for the United States federal income tax.

The Canadian income taxes that are withheld (currently at a 15 percent rate) from a distribution to a U.S. Unitholder on a Trust Unit may be deducted or, subject to limitations, used as a credit for United States federal income tax purposes.  Such limitations include the effect of the allocation of certain interest expense to such foreign source income and the limitation that such a U.S. Unitholder may claim any such Canadian withholding tax in respect of a distribution by a corporation as a foreign tax credit only if such person held the corporation's stock for a period (subject to certain tolling rules that apply if certain risk reduction strategies are employed) of at least 16 days during the 31 day period beginning on the date which is 15 days before the date on which the stock went ex-dividend with respect to such dividend without being under an obligation to make related payments with respect to substantially similar or related property.  The Trust expects the Internal Revenue Service to take the position that such holding period requirement applies to the U.S. Unitholder's holding period in the Trust Units.

For a U.S. Unitholder who is an individual, its share of the Trust's dividend income from a Canadian corporation is subject to United States federal income tax at a maximum rate of 15 percent provided that (i) the shares in respect of which the dividends are paid have been held (subject to certain tolling rules that apply if certain risk reduction strategies are employed) for more than 60 days during the 121 day period which begins 60 days before those shares go ex-dividend and (ii) the payor of the dividend is not a passive foreign investment company.  The Trust expects the Internal Revenue Service to assert that such holding period requirement applies not only to the Trust's holding period in the corporation that pays the dividend but also to an individual's holding period in the Trust Units.  The required holding period is longer than 60 days in respect of payments on any preferred shares that the Trust owns if any dividend payment thereon is identified to a period in excess of 366 days.

Each such U.S. Unitholder should discuss the effect of the limitations on the use of such Canadian taxes as a credit (including the effect of any ability to obtain a refund of such Canadian withholding tax in certain circumstances) and the limitations on obtaining certain other favourable United States income tax provisions with its own advisers.

United States Unitholders who are generally tax exempt under United States law may recognize unrelated business taxable income (which is subject to United States federal income tax) in respect of their Trust Units.

Individual retirement accounts, other employee benefit plans and certain organizations that are generally exempt from United States federal income tax are subject to United States federal income tax on unrelated business taxable income, such as certain income from debt financed property, to the extent that such unrelated business taxable income for a taxable year is in excess of $1,000.  The Trust has in the past and may in the further incur debt the proceeds of which are invested in stock of EEC or of another corporation.  In that event, the dividends that the Trust receives from such corporation (which flow through to the holders of Trust Units so long as the Trust is a partnership for United States federal income tax purposes as it expects to provide any guidance in advance as to the amount of our income that will be unrelated business taxable income.

Such an individual retirement account or other tax exempt organization will also be subject to the Canadian withholding tax on distributions that the Trust makes and will as a general matter be able to use all or a portion of that Canadian withholding tax as a credit against the United States federal income tax for which it is liable on any unrelated business taxable income in accordance with applicable law and with due regard to the applicable restrictions thereon.  Such Canadian income tax will not as a general matter reduce or otherwise affect the Untied States federal income taxation of distributions that an individual retirement account or other employee benefit plans makes to its beneficiary or beneficiaries.

United States Unitholders may be subject to passive foreign investment company rules.

 Although the Trust does not expect that any of its subsidiaries that are corporations for United States federal income tax purposes (or the Trust if it were to be a corporation for such purposes) is or has been a passive foreign investment company, or PFIC, there is no assurance in that regard.  A foreign corporation is, as a general matter, a PFIC if either (a) 75 percent or more of its gross income in a taxable year, including the pro rata share of the gross income of certain partially owned (whether directly or indirectly) corporations, is passive income (as defined in the pertinent provisions of the Internal Revenue Code) or (b) 50 percent or more of its assets (including the pro rata share of the assets of any such partially owned subsidiary) are held for the production of, or to produce, passive income. If the Trust or any of its subsidiaries were a PFIC, then a U.S. Unitholders who did not make an election to treat such corporation as a qualified electing fund (there is no assurance that it will be able to make such an election) would not only pay United States federal income tax in respect of (a) distributions on the stock thereof (even if such U.S. Unitholder did not own stock in the PFIC directly) and (b) on any gain that is realized upon the sale of the stock of such corporation (even if the cash proceeds thereof were not received) but would also pay an additional income tax on any excess distribution (that is, the portion of any such distribution that exceeds 125 percent of the average distributions made thereon in the shorter of the three previous taxable years or such person's holding period before the taxable year of the distribution) and gain that approximates (and in some cases exceeds) the value of the presumed benefit of the deferral of United States federal income taxation that would be available to a foreign corporation that is not a PFIC.  Moreover, an individual who is a U.S. Unitholder would not be entitled to the 15 percent maximum rate of Untied States federal income tax on any dividend that is received in respect of the stock in any such PFIC.

U.S. Unitholders are urged to consult their own tax advisors regarding the United States federal income tax consequences of classification as a PFIC of any corporation in which the Trust owns an interest (or the Trust) and of the consequences of such classification.

United States and other non-resident Unitholders may be subject to additional taxation.

The Tax Act and the tax treaties between Canada and other countries may impose additional withholding or other taxes on the cash distributions or other property paid by the Trust to Unitholders who are not residents of Canada, and these taxes may change from time to time.  For instance, since January 1, 2005, a 15 percent withholding tax is applied to return of capital portion of distributions made to non-resident Unitholders.

The ability of United States and other non-resident investors to enforce civil remedies may be limited.

The Trust is a trust organized under the laws of Alberta, Canada, and Enterra's principal offices are in Canada.  Most of the directors and officers of Enterra are residents of Canada and most of the experts who provide services to Enterra (such as its auditors and some of its independent reserve engineers) are residents of Canada, and all or a substantial portion of their assets and the assets of the Trust are located within Canada.  As a result, it may be difficult for investors in the United States or other non-Canadian jurisdictions (a "Foreign Jurisdiction") to effect service of process within such Foreign Jurisdiction upon such directors, officers and representatives of experts who are not residents of the Foreign Jurisdiction or to enforce against them judgement of courts of the applicable Foreign Jurisdiction based upon civil liability under the securities laws of such Foreign Jurisdiction, including United States federal securities laws or the securities laws of any state within the United States.  In particular, there is doubt as to the enforceability in Canada against Enterra or any of its directors, officers or representatives of experts who are not residents of the Untied States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the Untied States federal securities laws or the securities laws of any state within the United States.

Rights as a Unitholder differ from those associated with other types of investments.

The Trust Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in the Trust or the Trust Subsidiaries. The Trust Units represent an equal fractional beneficial interest in the Trust and, as such, the ownership of the Trust Units does not provide Unitholders with the statutory rights normally associated with ownership of shares of a corporation, including, for example, the right to bring "oppression" or "derivative" actions. The unavailability of these statutory rights may also reduce the ability of Unitholders to seek legal remedies against other parties on our behalf.

The Trust Units are also unlike conventional debt instruments in that there is no principal amount owing to Unitholders.  The Trust Units will have minimal value when reserves from our properties can no longer be economically produced or marketed. Unitholders will only be able to obtain a return of the capital they invested during the period when reserves may be economically recovered and sold. Accordingly, cash distributions do not represent a "yield" in the traditional sense as they represent both return of capital and return on investment and the distributions received over the life of the investment may not meet or exceed the initial capital investment.

The limited liability of Unitholders of the Trust is uncertain.

Due to uncertainties in the law relating to investment trusts, there is a risk that a Unitholder could be held personally liable for obligations of the Trust in respect of contracts or undertakings which the Trust enters into and for certain liabilities arising otherwise than out of contracts including claims in tort, claims for taxes and possibly certain other statutory liabilities. Although every written contract or commitment of the Trust must contain an express disavowal of liability of the Unitholders and a limitation of liability to Trust property, such protective provisions may not operate to avoid unitholder liability. Notwithstanding attempts to limit unitholder liability, Unitholders may not be protected from liabilities of the Trust to the same extent that a shareholder is protected from the liabilities of a corporation. Further, although the Trust has agreed to indemnify and hold harmless each unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by the unitholder resulting from or arising out of that unitholder not having limited liability, the Trust cannot guarantee that any assets would be available in these circumstances to reimburse unitholders for any such liability.

The redemption rights of Unitholders are limited.

Unitholders have a limited right to require the Trust to repurchase their Trust Units, which is referred to as a redemption right. It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investment. The Trust's ability to pay cash in connection with redemption is subject to limitations. Any securities, which may be distributed in specie to Unitholders in connection with a redemption, may not be listed on any stock exchange and a market may not develop for such securities. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right.

There may be future dilution.

One of our objectives is to continually add to our reserves through acquisitions and through development. Since we do not reinvest a material portion of our cash flow, our success is, in part, dependent on our ability to raise capital from time to time by selling additional Trust Units. Unitholders will suffer dilution as a result of these offerings if, for example, the cash flow, production or reserves from the acquired assets do not reflect the additional number of Trust Units issued to acquire those assets. Unitholders may also suffer dilution in connection with future issuances of Trust Units to effect acquisitions.

There may not always be an active trading market for the Trust Units.

While there is currently an active trading market for our Trust Units in the United States and Canada, we cannot guarantee that an active trading market will be sustained.

Distributions to Unitholders

Unitholders of record on a distribution record date are entitled to receive distributions, which are paid by Enterra to the Unitholders on the corresponding distribution payment date.  The Trust makes cash distributions on the 15th day of each month (or the first business day thereafter) to Unitholders of record on the immediately preceding distribution record date.  Distributions to Unitholders that are not residents of Canada will be subject to Canadian withholding tax.

Distributable Income

We intend to make distributions of available cashflow to Unitholders; however, these cash distributions cannot be assured.  The amount available is dependent on commodity prices, production rates, reserve growth as well as amounts used to finance acquisitions, development costs and other significant expenditures, We mitigate the risk of fluctuations in commodity prices hedging some of our production. A detailed schedule of our hedging history and current position is set forth under "Operational Information – Risk Management– Commodity Price Risk".   To the extent that we use cash flow from our Operating Subsidiaries to finance capital expenditures, the net cash flow that the Trust receives that is available for distribution to Unitholders will be reduced. Hence, the timing and amount of capital expenditures may affect the amount of net cash flow received by the Trust and, as a consequence, the amount of cash available to distribute to Unitholders.  Therefore, distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made.  Furthermore, the level of distributions per Trust Unit will be affected by the number of outstanding Trust Units.

The after-tax return from an investment in the Trust Units to Unitholders subject to Canadian income tax can be made up of both a return on and return of capital.  That composition may change over time, thus affecting an investor's after-tax return.  Returns on capital are generally taxed as ordinary income in the hands of the Unitholders.  Returns of capital are generally tax-deferred and thus reduce the holder's cost base in the Trust Units for capital gains calculation.

U.S. Unitholders who receive cash distributions are subject to at least a 15% Canadian withholding tax.  This withholding tax is applied to both the taxable portion of the distribution as computed under Canadian tax law, and the non-taxable portion of the distribution.  U.S. taxpayers may be eligible for a foreign tax credit with respect to the Canadian withholding tax paid.

An investment in the Trust Units is subject to a number of risks that should be considered by an investor.  The market value of the Trust Unit may deteriorate if the Trust is unable to meet its cash distribution targets in the future, and that deterioration maybe material.  See "Risk Factors".

Distribution History

The Trust pays monthly cash distributions to its Unitholders.  Cash distributions are paid on the 15th of the following month (e.g. the December distribution was paid on January 15).  The monthly cash distributions per Trust Unit since the inception of the Trust are as follows:

Month of record (US$)	2006	2005	2004	2003
January	$ 0.18	$ 0.14	$ 0.10
February	$ 0.18	$ 0.14	$ 0.10
March	$ 0.18	$ 0.15	$ 0.11
April		$ 0.15	$ 0.11
May		$ 0.15	$ 0.11
June		$ 0.16	$ 0.12
July		$ 0.16	$ 0.12
August		$ 0.16	$ 0.12
September		$ 0.17	$ 0.13
October		$ 0.17	$ 0.13
November		$ 0.17	$ 0.13
December		$ 0.18	$ 0.14	$ 0.10

Market for Securities

Trading Price and Volume

The outstanding Trust Units are traded on the TSX under the trading symbol "ENT.UN" and until February 9, 2006 on the NASDAQ under the symbol "EENC".  Subsequent to February 9, 2006, the Trust Units commenced trading on the New York Stock Exchange ("NYSE") under the symbol "ENT".  Following commencement of trading on the NYSE, the Trust Units ceased trading on the NASDAQ stock market under the symbol "EENC".  The following table sets forth the price range and trading volume of the Trust Units as reported by the TSX and the NYSE/NASDAQ for the periods indicated:

	TSX			NYSE/NASDAQ
	High ($)	Low ($)	Volume (000's)	High (US$)	Low (US$)	Volume (000's)
2005
January	23.65	21.60	70,068	19.19	17.60	2,162,200
February	26.80	22.03	983,718	21.60	17.61	4,916,500
March	25.14	21.80	165,233	20.72	18.00	6,204,700
April	28.84	24.45	215,205	24.40	20.00	6,745,800
May	27.73	23.01	477,298	22.49	18.50	5,829,400
June	29.34	23.85	928,689	24.00	19.00	8,943,700
July	32.32	29.30	607,581	26.75	23.57	7,541,900
August	30.37	23.85	1,565,803	25.20	19.80	12,249,900
September	29.03	22.50	1,588,258	24.99	19.04	12,911,500
October	28.79	25.00	275,059	24.84	21.33	5,146,300
November	27.31	23.50	163,439	23.25	20.00	4,517,800
December	25.00	18.50	538,324	20.90	15.76	15,410,300
2006
January	22.46	19.05	434,976	19.50	16.48	5,911,700
February	21.89	19.50	287,919	19.10	17.02	3,944,200
March (1)	21.03	18.41	621,100	18.60	15.76	5,768,200

(1) Information to March 27, 2006

Prior Sales of Non-Listed Securities

Pursuant to the acquisition of RMG on June 1, 2005, there was an issuance of 736,842 RMG Exchangeable Shares at Cdn $22.69 per share.  Pursuant to the High Point Arrangement on August 17, 2005, there was an issuance of 1,407,177 RMAC Exchangeable Shares at $22.50 per share.

Legal Proceedings

There are no outstanding legal proceedings material to Enterra to which Enterra is a party or in respect of which any of its properties are subject, nor are there any such proceedings known to Enterra to be contemplated.

Interest of Management and Others in Material Transactions

None of EEC's directors or executive officers, nor any person who beneficially owns directly or indirectly or exercises control or direction over securities carrying more than 10% of the voting rights attaching to the Trust Units, nor any known associate or affiliate of these persons, had any material interest, direct or indirect in any transaction since the commencement of the Trust's last three completed financial years which has materially affected Enterra.

Transfer Agent and Registrar

Olympia Trust Company, at its principal offices in Calgary, Alberta and at the principal offices of BNY Trust Company of Canada in Toronto, Ontario, is the transfer agent and registrar for the Trust Units.

Material Contracts

Agreements that may be considered material are set out below:

•

Trust Indenture.  See "Additional Information Respecting the Trust".

•

Note Indenture.  See "Additional Information Respecting Enterra – Series Notes".

•

Administration Agreement between the Trust and Enterra Energy.  See "Additional Information Respecting Enterra Energy Trust – Delegation of Authority, Administration and Trust Governance".

•

Support Agreements.  See "Additional Information Respecting Enterra Energy Trust – Support Agreement".

•

Voting and Exchange Trust Agreements.  See "Additional Information Respecting Enterra Energy Trust –Voting and Exchange Trust Agreements".

Interests of Experts

Reserve estimates contained herein are derived from reserve reports prepared by McDaniel and Sproule.  As of the date hereof, neither McDaniel nor Sproule, or any of their shareholders owns directly or indirectly, any Trust Units.

Audit Committee

General

Enterra Energy has established an Audit Committee (the "Audit Committee") comprised of three members:  H.S. (Scobey) Hartley, Norman W.G. Wallace and William E. Sliney, each of whom is considered "independent" and "financially literate" within the meaning of Multilateral Instrument 52-110 – Audit Committees.

Mandate of the Audit Committee

The mandate of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the financial and related information of Enterra, including the financial statements, internal controls and procedures for financial reporting and the processes for monitoring compliance with legal and regulatory requirements.  In doing so, the Audit Committee oversees the audit efforts of our external auditors and, in that regard, is empowered to take such actions as it may deem necessary to satisfy itself that our external auditors are independent of us.  It is the objective of the Audit Committee to have direct, open and frank communications throughout the year with management, other committee chairmen, the external auditors, and other key committee advisors and Enterra staff members as applicable.

The Audit Committee's function is oversight.  Management of Enterra Energy is responsible for the preparation, presentation and integrity of the financial statements of Enterra.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policy and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

While the Audit Committee has the responsibilities and powers set forth above, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the financial statements of Enterra are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the external auditors, on whom the members of the Committee are entitled to rely upon in good faith.

The Charter of the Audit Committee is attached hereto as Appendix "A".

Relevant Education and Experience of Audit Committee Members

The following is a brief summary of the education or experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee, including any education or experience that has provided the member with an understanding of the accounting principles used by us to prepare our annual and interim financial statements.

Name of Audit Committee Member	Relevant Education and Experience
H.S. (Scobey) Hartley

Mr. Hartley has been a director and officer of numerous public and private companies in the energy and construction sectors.  He is well versed in understanding financial and reserves information.  Mr. Hartley holds a Bachelor of Science in Geology from Texas Tech University.

Norman Wallace

Mr. Wallace is the founder, director and CEO of a large private construction company located in Saskatchewan with overseas operations.  He is familiar with financial information as presented in audited financial statements and annual and interim reports.  Mr. Wallace holds a Bachelor of Commerce degree form the University of Saskatchewan.

William Sliney

Mr. Sliney is the chairman of the Audit Committee.  He has held various executive positions with public companies in the U.S., the most recent as President of PASW, Inc. and as Chief Financial Officer of Legacy Software.  Mr. Sliney holds a Masters degree in Business Administration from UCLA.  He is experienced in dealing with public, audited financial information and is familiar with current accounting and auditing issues.

External Auditor Service Fees

KPMG LLP audited our annual financial statements for the 2005 and 2004 fiscal year.  Deloitte & Touché LLP reviewed our interim financial statements up to the fiscal quarter ended September 30, 2004.

(in $ thousands)	2005	2004
Audit fees (1)	727.6	314.1
Audit-related fees (2)	-	-
Tax fees (3)	40.5	12.5
All other fees (4)	-	-
	768.1	326.6

Notes:

(1)

Audit fees include professional services rendered by KPMG LLP for the audit of Enterra's annual financial statements as well as services provided in connection with statutory and regulatory filings and engagements.   A portion of the audit fees rendered by Deloitte & Touché LLP for the 2003 year was paid in 2004.

(2)

Audit-related fees are fees charged by KPMG LLP for reviews of Enterra's interim financial statements.

(3)

Tax fees include fee for tax compliance, tax advice and tax planning.

(4)

All other fees were nil.

Audit Committee Oversight

At no time since the commencement of our most recently completed financial year, has a recommendation of the Audit Committee to nominate or compensate an external auditor not been adopted by the Board of Directors.

Additional Information

Additional information relating to the Trust may be found on SEDAR at www.sedar.com.  Additional information related to the remuneration and indebtedness of the directors and officers of Enterra Energy, the principal holders of Trust Units, the Trust Units authorized for issuance equity compensation plans and corporate governance disclosure, is contained in the management information circular in respect of the next annual meeting of Unitholders of the Trust.  Additional financial information is provided in the audited financial statements and management discussion and analysis of the Trust for the year ended December 31, 2005.

Appendix "A" -
Audit Committee Charter

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. For purposes of serving as a member of the audit committee, directors being considered shall comply with the Independent Director and Audit Committee requirements pursuant to New York Stock Exchange Market Place Rules and NI 52-110 of the Canadian Securities Administrators. Examples of such relationships include:

•

A director being employed by the corporation or any of its affiliates for the current year or any of the past five years;

•

A director accepting any compensation from the corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan;

•

A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the corporation or any of its affiliates, or predecessors as an executive officer;

•

A director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments that are or have been significant to the corporation or business organization in any of the past five years;

•

A director being employed as an executive of another company where any of the corporation's executives serves on that company's compensation committee.

A director who has one or more of these relationships may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the corporation, its affiliates and the unitholders of Enterra Energy Trust (the "Trust"), and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the unitholders of the Trust, potential unit holders, and investment community relating to accounting, reporting practices of the Trust, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors. the internal auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and unitholders of the Trust that the accounting and reporting practices of the Trust are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the audit committee will:

•

Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Trust and its subsidiaries.

•

Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•

Review with the independent auditors, the Trust's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

•

Review the internal audit function of the Trust including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•

Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•

Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the unitholders of the Trust. Any changes in accounting principles should be reviewed.

•

Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Trust's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•

Review accounting and financial human resources and succession planning within the Trust and its subsidiaries.

•

Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•

Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•

Pre-approve all non-audit services to be provided to the Trust and its subsidiaries.

•

Review the Trust's financial statements, MD&A, and annual and interim earnings press release before the Trust publicly discloses this information.

•

Satisfy itself that adequate procedures are in place for the review of Trust's public disclosure of financial information extracted or derived from the Trust's financial statements, other than the public and periodically assess the adequacy of those procedures.

•

Establish procedures for:  (a) the receipt, retention and treatment of complaints received by the Trust regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

•

Review and approve the hiring policies of the Trust and its subsidiaries regarding partners, employees and former partners and employees of the present and former external auditor of the Trust.

Appendix "B-1" –
Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor

Terms to which a meaning is ascribed in National Instrument 51-101 have the same meaning herein.

To the Board of Directors of Enterra Energy Corp. (the "Company"):

1.

We have evaluated Enterra's Canadian reserves data as at December 31, 2005.  The reserves data consists of the following:

(a)

(i)

proved and proved plus probable oil and gas reserves estimated as at December 31, 2005 using forecast prices and costs; and

(ii)

the related estimated future net revenue; and

(b)

(i)

proved oil and gas reserves estimated as at December 31, 2005 using constant prices and costs; and

(ii)

the related estimated future net revenue.

2.

The reserves data are the responsibility of the Company's management.  Our responsibility is to express an opinion on the reserves data based on our evaluation.

We carried out our evaluated in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

3.

Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement.  An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions in the COGE Handbook.

4.

The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us for the year ended December 31, 2005, and identifies the respective portion thereof that we have evaluated, audited and reviewed and reported on to the Company's management.

Description and Preparation Data of Audit/ Evaluation/ Review Report	Location of Reserves (Country or Foreign Geographic Area)	Net Present Value of Future Net Revenue (before income taxes 10% discount rate - $M)
		Audited	Evaluated	Reviewed	Total
December 31, 2005	Canada	$ -	$377,947.9	$ -	$377,947.9

5.

In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook.

6.

We have no responsibility to update this evaluation for events and circumstances occurring after their respective preparation date.

7.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above.

(signed) "McDaniel & Associates Consultants Ltd."

McDaniel & Associates Consultants Ltd.
Calgary, Alberta

March 31, 2006.

Appendix "B-2" –
Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor

Terms to which a meaning is ascribed in National Instrument 51-101 have the same meaning herein.

To the Board of Directors of Rocky Mountain Gas, Inc.  (the "Company"):

1.

We have evaluated the Company reserves data as at December 31, 2005.  The reserves data consists of the following:

(a)

(i)

proved and proved plus probable oil and gas reserves estimated as at December 31, 2005 using forecast prices and costs; and

(ii)

the related estimated future net revenue; and

(b)

(i)

proved oil and gas reserves estimated as at December 31, 2005 using constant prices and costs; and

(ii)

the related estimated future net revenue.

2.

The reserves data are the responsibility of the Company's management.  Our responsibility is to express an opinion on the reserves data based on our evaluation.

We carried out our evaluated in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

3.

Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement.  An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions in the COGE Handbook.

4.

The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us for the year ended December 31, 2005, and identifies the respective portion thereof that we have evaluated, audited and reviewed and reported on to the Company's management.

Description and Preparation Data of Audit/Evaluation/Review Report	Location of Reserves (Country or Foreign Geographic Area)	Net Present Value of Future Net Revenue (before income taxes 10% discount rate – $MMUS)
		Audited	Evaluated	Reviewed	Total
Evaluation of the Natural Gas Reserves Powder River Basin, Wyoming December 31, 2005	USA	$ -	$4.543	$ -	$4.543

5.

In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook.

6.

We have no responsibility to update this evaluation for events and circumstances occurring after their respective preparation date.

7.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above.

(signed) "Sproule Associates Inc."

Sproule Associates Inc.

Denver, Colorado

March 31, 2006.

Appendix "C" –
Report of Management and Directors on Reserve Data and Other Information

Management of Enterra Energy Corp. (the "Company"), as administrator of Enterra Energy Trust (the "Trust"), are responsible for the preparation and disclosure of information with respect to the Trust's oil and gas activities in accordance with securities regulatory requirements.  This information includes reserves data, which consist of the following:

(a)

(i)     proved and proved plus probable oil and gas reserves estimated as at December 31, 2005 using forecast prices and costs; and

                 (ii)     the related estimated future net revenue; and

(b)

(i)        proved oil and gas reserves estimated as at December 31, 2005 using constant prices and costs; and

                 (ii)     the related estimated future net revenue.

An independent qualified reserves evaluator has evaluated the Trust's reserves data.  The report of the independent qualified reserves evaluator is presented in the Annual Information Form for Enterra Energy Trust effective as of December 31, 2005.

The Reserves Committee of the Board of Directors of the Company has:

(a)

r eviewed the Trust's procedures for providing information to the independent qualified reserves evaluator;

(b)

met with the independent qualified reserves evaluator  to determine whether any restrictions affected the ability of the independent qualified reserves evaluator   to report without reservation, to inquire whether there had been disputes between the previous independent qualified reserves evaluator and management; and

(c)

re viewed the reserves data with management and the independent qualified reserves evaluator.

The Reserves Committee of the Board of Directors of the Company has reviewed the Trust's procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management.  The Board of Directors has, on the recommendation of  the Reserves Committee, approved:

(a)

the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

(b)

the filing of the report of the independent qualified reserves evaluator on the reserves data; and

(c)

the content and filing of this report.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

(signed) "E. Keith Conrad"
E. Keith Conrad President, Chief Executive Officer

(signed) "John Kalman"
John Kalman, CA Chief Financial Officer

(signed) "William E. Sliney"
William E. Sliney Director

(signed) "Herman S. Hartley"
Herman S. Hartley Director

March 31, 2006

Appendix "D" –
Cease Trade Orders, Bankruptcies, Penalties or Sanctions

The following information is with respect to Mr. Conrad and Mr. Kalman:

On March 20, 2000, Niaski Environmental Inc., which Mr. Conrad was then an insider and control person, made a proposal to its creditors under the Bankruptcy Act, which was approved by the creditors on April 13, 2000.  The trustee was discharged in May, 2001.  On April 12, 2002, Rimron Resources Inc. (then Niaski Environmental Inc.) was involuntarily delisted from the Canadian Venture Exchange.  The trustee was discharged in May, 2001.

In July 2000, cease trade orders were issued by the Alberta, B.C. and Saskatchewan Securities Commission against Niaski Environmental Inc., which Mr. Conrad was then an insider and control person, for failure to file financial statements.  The deficiencies were rectified and the cease trade orders lifted.

Mr. Kalman was the Vice President, Finance and Chief Financial Officer and a director of Gauntlet Energy Corporation in June 2003 when it filed for and was granted an order pursuant to the Companies' Creditors Arrangement Act (Canada).  A plan of arrangement for that company received court confirmation later that year.

CAL_LAW\ 1233594\1